SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [ ]

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MERITOR, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Letter to Shareowners Notice of 2012 Annual Meeting and Proxy Statement

December 9, 2011

Dear Shareowner:

     You are cordially invited to attend the 2012 annual meeting of shareowners of Meritor, Inc.

     The meeting will be held at Meritor’s World Headquarters in Troy, Michigan, on Thursday, January 26, 2012, at 9 a.m. At the meeting there will be a current report on the activities of the Company followed by discussion and action on the matters described in the Proxy Statement. Shareowners will have an opportunity to comment on or to inquire about the affairs of the Company that may be of interest to shareowners generally.

     If you plan to attend the meeting, please indicate your intention to attend when voting by Internet or telephone or mark the box on your proxy card.

     We hope that as many shareowners as can conveniently attend will do so.

Sincerely yours,

Charles G. McClure, Jr.
Chairman of the Board, Chief Executive Officer
and President

MERITOR, INC.
2135 West Maple Road
Troy, Michigan 48084-7186

_______________

Notice of 2012 Annual Meeting of Shareowners
_______________

To the Shareowners of MERITOR, INC.:

     Notice is Hereby Given that the 2012 Annual Meeting of Shareowners of Meritor, Inc. (the “Company”) will be held at the Company’s World Headquarters at 2135 West Maple Road, Troy, Michigan 48084, on Thursday, January 26, 2012, at 9 a.m. (Eastern Standard Time) for the following purposes:

1.	to elect three members of the Board of Directors of the Company with terms expiring at the Annual Meeting in 2015;

2.	to approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement;

3.	to approve, on an advisory basis, the presentation to stockholders of an advisory vote on named executive officer compensation every one, two or three years;

4.	to consider and vote upon a proposal to approve the selection by the Audit Committee of the Board of Directors of the firm of Deloitte & Touche LLP as auditors of the Company; and

5.	to transact such other business as may properly come before the meeting.

     Only shareowners of record at the close of business on November 18, 2011 will be entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors.

Barbara Novak
Secretary

December 9, 2011

________________

PROXY STATEMENT
________________

     The 2012 Annual Meeting of Shareowners of Meritor, Inc. (the “Company” or “Meritor”) will be held on January 26, 2012, for the purposes set forth in the accompanying Notice of 2012 Annual Meeting of Shareowners. The Board of Directors of Meritor is soliciting proxies to be used at the Annual Meeting and any adjournment, and is furnishing this proxy statement in connection with its solicitation.

     As permitted by Securities and Exchange Commission (“SEC”) rules, Meritor is making this proxy statement, the proxy card and the annual report to shareowners (the “proxy materials”) available to you electronically via the Internet. On December 9, 2011, we mailed to our shareowners a notice (the “Notice”) containing instructions on how to access and review the proxy materials and how to vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it. If you would like a printed copy of the proxy materials, follow the instructions for requesting them that are included in the Notice.

     Shareowners of record may vote in any of three ways: (a) via the Internet; (b) by calling a toll-free telephone number; or (c) if you received your proxy materials by mail, by executing and returning a proxy card. Instructions for Internet voting are included on the Notice, and instructions for telephone and Internet voting are included on the proxy card. If you vote by telephone or Internet, it is not necessary to return a proxy card. If you properly give a proxy (including a written proxy or a proxy via telephone or Internet), your shares will be voted as you specify in the proxy. If no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. You may revoke your proxy prior to its exercise by delivering written notice of revocation to the Secretary of the Company, by giving a valid, later dated proxy, by voting via telephone or Internet at a later date than the date of the proxy, or by attending the meeting and voting in person.

     If your shares are held in “street name” by a bank, broker or other nominee holder on your behalf, you must follow the directions that you receive from your bank, broker or other nominee holder in order to direct the vote or change the vote of your shares. If you wish to vote in person at the meeting, you must obtain a legal proxy from the nominee holding your Meritor shares.

     Our policy is to keep confidential proxy cards, ballots and voting tabulations that identify individual shareowners. However, exceptions to this policy may be necessary in some instances to comply with legal requirements and, in the case of any contested proxy solicitation, to verify the validity of proxies presented by any person and the results of the voting. Inspectors of election and any employees associated with processing proxy cards or ballots and tabulating the vote must acknowledge their responsibility to comply with this policy of confidentiality.

VOTING SECURITIES

     Only shareowners of record at the close of business on November 18, 2011 are entitled to receive notice of, and to vote at, the meeting. On November 18, 2011, we had outstanding 94,620,102 shares of Common Stock, par value $1 per share, of Meritor (“Common Stock”). Each holder of Common Stock is entitled to one vote for each share held.

     As of November 18, 2011, T. Rowe Price Trust Company, as directed trustee under the Meritor savings plans for its participating employees, owned the following shares of Common Stock:

		Percent of Outstanding
Name and address	Number of Shares	Common Stock
T. Rowe Price Trust Company	4,524,289	4.78
4515 Painters Mill Road
Owings Mills, MD 21117

     If you are a participant and hold shares of Common Stock in Meritor’s savings plans, your Internet or telephone vote or your proxy card will also serve as a voting instruction for the trustee with respect to shares held in your account. Shares held on account of participants in these plans will be voted by the trustee in accordance with instructions from the participants (either in writing or by means of telephone or Internet voting procedures). Where no instructions are received, shares will be voted by the trustee in the same manner and proportion as shares for which instructions are received.

     In addition, the following entities reported beneficial ownership of more than 5% of the outstanding shares of Meritor Common Stock. This information is based on Schedules 13G and 13G/A that were filed with the SEC.

		Percent of
	Number	Outstanding
Name and Address	of Shares	Common Stock
Wellington Management Company, LLP
75 State Street
Boston, MA 02109	10,708,471	11.37

Glenview Capital Management, LLC and
Lawrence M. Robbins
767 Fifth Avenue, 44th Floor
New York, NY 10153	5,388,617	5.72

ELECTION OF DIRECTORS

     Our Restated Articles of Incorporation provide that the Board of Directors consists of three classes of directors with overlapping three-year terms, and that the three classes should be as nearly equal in number as possible. One class of directors is elected each year with terms extending to the Annual Meeting of Shareowners held three years later.

     The Company’s Board of Directors currently consists of nine members – three directors in Class I, with terms expiring at the Annual Meeting of Shareowners in 2013; three directors in Class II, with terms expiring at the Annual Meeting of Shareowners in 2014; and three directors in Class III, with terms expiring at the 2012 Annual Meeting. Mr. Rothmeier, who is currently in Class II, has advised us that he will retire from the Board effective December 31, 2011. Upon Mr. Rothmeier’s retirement, the Board intends to reduce the number of directors on the Board from nine to eight.

     Three directors are standing for re-election at the 2012 Annual Meeting as Class III directors, for terms expiring at the Annual Meeting of Shareowners in 2015. One of those directors, Mr. Marley, has stated that he may not serve the full term. If Mr. Marley resigns during his term, the Board would expect to appoint a replacement.

     The directors in Class I and the directors in Class II continue to serve terms expiring at the Annual Meeting of Shareowners in 2013 and 2014, respectively, although, as stated above, Mr. Rothmeier will retire effective December 31, 2011.

     Proxies will be voted at the meeting (unless authority to do so is withheld) for the election as directors of the nominees specified in Class III – Nominees for Director with Terms Expiring in 2015, under the heading Information as to Nominees for Director and Continuing Directors below. If for any reason any of the nominees is not a candidate (which is not expected) when the election occurs, it is likely that either (a) proxies would be voted for the election of the other nominees and a substitute nominee, or (b) the Board of Directors would reduce the number of directors.

     No director of Meritor was selected pursuant to any arrangement or understanding between him or her and any person other than Meritor. There are no family relationships, as defined in Item 401 of Regulation S-K, between any executive officer, director or person nominated to become a director or executive officer of Meritor. No person who has served as a director or executive officer of Meritor at any time since October 1, 2010 has any substantial interest, direct or indirect, in any matter to be acted on at the 2012 Annual Meeting, other than election of directors to office.

INFORMATION AS TO NOMINEES FOR DIRECTOR AND CONTINUING DIRECTORS

Following are the biographies for our director nominees and our directors who will continue to serve after the 2012 Annual Meeting, including information concerning the particular experience, qualifications, attributes or skills that led the Corporate Governance and Nominating Committee and the Board to conclude that the nominee or director should serve on the Board. Except as provided below, during the last five years, no director has held any directorships required to be disclosed pursuant to the rules and regulations promulgated by the SEC. For a discussion of membership guidelines that outline the desired composition of the Board as a whole, see “Director Qualifications and Nominating Procedures” below.

CLASS III –NOMINEES FOR DIRECTOR WITH TERMS EXPIRING IN 2015

DAVID W. DEVONSHIRE Retired Executive Vice President and Chief Financial Officer, Motorola, Inc. (Communications Technologies and Electronics Products)

Age 66

Mr. Devonshire, a director since July 2004, is the Chair of the Audit Committee and a member of the Compensation and Management Development Committee. He was Executive Vice President and Chief Financial Officer of Motorola, Inc. from 2002 to March 2007, and Executive Vice President of Motorola from March 2007 until his retirement in December 2007. He had previously served as Executive Vice President and Chief Financial Officer for Ingersoll-Rand Company (industrial components) from 1998 to 2002; Senior Vice President and Chief Financial Officer for Owens Corning, Inc. (building materials and fiberglass composites) from 1993 to 1998; Corporate Vice President of Finance for Honeywell (diversified manufacturing and technology) from 1992 to 1993; and Corporate Vice President and Controller for Honeywell from 1990 to 1992. Prior to that, Mr. Devonshire served in financial positions with Mead Corporation (forest products), Baxter International, Inc. (medical devices and biotechnology) and KPMG LLP (public accounting), where he began his career in 1968. Mr. Devonshire serves on the boards and audit committees of Roper Industries (where he is the chairman), Arbitron Inc. and Career Education Corp. and the advisory boards of CFO Magazine and LEK Consulting. In addition, Mr. Devonshire provides financial consulting services to Harrison Street Capital, a private equity firm.

Board Qualifications: With a career in finance and accounting spanning over 40 years (including 15 as a public company chief financial officer), Mr. Devonshire brings a wealth of financial and accounting knowledge to our Board. In particular, the depth of his experience in this field allows him to give valuable insights into Audit Committee meetings as well as Board finance and strategy discussions. Mr. Devonshire’s service as a director of other public companies, especially his service on the Audit Committees of such companies, also affords him additional insight to the forefront of financial and accounting issues facing public companies.

VICTORIA B. JACKSON BRIDGES Former President and Chief Executive Officer, DSS/Prodiesel, Inc. (Transportation Components)

Age 56

Ms. Jackson Bridges, a director since July 2000 and a director of Meritor Automotive, Inc. from July 1999 until the merger of Meritor Automotive, Inc. and Arvin Industries, Inc. (the “merger”), is a member of the Audit Committee and the Environmental and Social Responsibility Committee. She currently serves as President of Victoria Bellé, Inc., a designer, manufacturer and marketer of specialty retail products. She was President and Chief Executive Officer of DSS/Prodiesel, Inc. (transportation components) from 1979 until 1998, when the company was sold to TransCom USA. She served as a consultant to TransCom USA from 1998 to February 2000. Ms. Jackson Bridges is a director of Roadrunner Transportation Systems, Inc. (where she serves on the audit committee and as chair of the nominating committee) and is a Trustee of the Tampa Museum of Art.

Board Qualifications: Ms. Jackson Bridges’s qualifications to serve on our Board include her leadership skills and operational expertise derived from almost 20 years as CEO of a transportation components company. That background, and her subsequent business experience, honed her focus on the human resources and people development side of a company, which is extremely valuable in Board discussions. Her unique experience as a woman heading a company in a traditionally male dominated industry (manufacturing/transportation) also contributes a diverse perspective to our Board.

JAMES E. MARLEY Retired Chairman of the Board, AMP Inc. (Electrical and Electronics Components and Cabling Products)

Age 76

Mr. Marley, a director since July 2000 and a director of Meritor Automotive, Inc. from April 1999 until the merger (as defined below), is a member of the Compensation and Management Development Committee and a member of the Environmental and Social Responsibility Committee. He is the retired Chairman of the Board of AMP Inc. (now TE Connectivity Ltd.), serving in that position from 1993 to 1998. He served AMP as President and Chief Operating Officer from 1990 to 1992, as President from 1986 to 1990, and in a variety of engineering and executive positions from 1963, when he joined AMP, until 1986. He is a director of a number of businesses, educational and civic organizations, and is a member of a number of engineering and management professional associations. Mr. Marley is a former director of Armstrong Holdings, Inc.

Board Qualifications: Mr. Marley’s qualifications to serve on our board include extensive engineering, managerial and operational experience derived from an almost 40 year corporate career. In addition to the leadership qualities he honed from his years heading AMP, Mr. Marley’s background at AMP also brings to our Board his in-depth understanding of the automotive and truck business as a quarter of AMP’s worldwide business was auto and truck related. Mr. Marley founded and continues to own and operate a used car business, which also provides him with a current perspective on the automotive business. His long history of wide-ranging educational and community involvement contributes to the Board’s focus on social responsibility.

The Board recommends that you vote “FOR” the election of these nominees, which is presented as item (1).

CLASS I – CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2013

IVOR J. EVANS Retired Vice Chairman, Union Pacific Corporation (Railroad Company)

Age 69

Mr. Evans, a director since May 2005, is a member of the Audit Committee and the Corporate Governance and Nominating Committee. He served as Vice Chairman of Union Pacific Corporation from January 2004 until his retirement in March 2005, and served as a member of the Union Pacific board of directors from 1999 to 2005. He had served as President and Chief Operating Officer of Union Pacific Railroad from 1998 until January 2004. From 1989 to 1998, he served in various executive positions at Emerson Electric Company (technology and engineering applications), including Senior Vice President, Industrial Components and Equipment. Prior to that, he was President of Blackstone Corp. (automotive components and systems) from 1985 to 1989 and, prior to that, spent 21 years serving in key operations roles for General Motors Corporation (automotive). He is also a director of Textron Inc., Cooper Industries, Roadrunner Transportation Systems, Inc. and Spirit AeroSystems and an operating partner of HCI Equity Partners (formerly named Thayer Capital Partners). He is a former director of Suntron Corporation and Union Pacific Corporation.

Board Qualifications: Mr. Evan’s qualifications to serve on our Board include extensive operational and manufacturing experience from his years as a chief operating officer and senior executive of large public companies, including some in the automotive and transportation markets in which we operate. He also has considerable transactional and corporate finance experience as an operating partner in a private equity firm. Mr. Evan’s service as a director of other public companies also widens his perspective with respect to corporate governance, audit issues, strategy and other matters that confront public companies.

CHARLES G. McCLURE, JR. Chairman of the Board, Chief Executive Officer and President of Meritor

Age 58

Mr. McClure has been a director since August 2004 when he was elected to his current position. Prior to joining the Company, he served Federal-Mogul Corporation (automotive supplier) as Chief Executive Officer and a member of the Board of Directors from July 2003 to July 2004, and as President and Chief Operating Officer and a member of the Board of Directors from January 2001 to July 2003. He served Detroit Diesel Corporation (designer and manufacturer of diesel engines) as President, Chief Executive Officer and a member of the Board of Directors from 1997 to December 2000, and held a number of management positions with Johnson Controls, Inc. (automotive supplier) from 1983 to 1997, including President of the Americas Region; Vice President and Managing Director of European Operations; and Vice President and General Manager of Joint Ventures. From 1983 to 1985, Mr. McClure was employed at Hoover Universal (which was acquired by Johnson Controls in 1985) as Operations Director of Material Handling Products. Before that, he spent four years at Ford Motor Company (automotive) as a heavy-duty truck sales engineer and field service engineer. He served as a lieutenant (jg) on a U.S. Navy destroyer from 1975 to 1979. Mr. McClure is a director of R. L. Polk & Company and General Cable Corp. and serves on the boards of various business and civic organizations.

Board Qualifications: Mr. McClure has a deep understanding of the vehicle industry, having spent his entire career (after his service in the U.S. Navy) in this arena. His achievement of increasingly senior management roles at automotive supply companies has afforded him the leadership skills that serve the Company well in the challenging sector in which we operate. He has lived overseas running international businesses, which experience is key for leading an international company like Meritor. Mr. McClure’s wealth of knowledge of our business and industry, together with his proven talents and leadership, situate him well to serve as our Chairman and Chief Executive Officer.

WILLIAM R. NEWLIN Chairman, Newlin Investment Company, LLC (Equity Investment Firm)

Age 71

Mr. Newlin, a director since July 2003, is the Board’s Presiding Director, Chair of the Compensation and Management Development Committee and a member of the Corporate Governance and Nominating Committee. He is currently the Chairman of Newlin Investment Company, LLC and the Chairman of Plextronics, Inc., (a private international technology company specializing in printed solar, lighting and other electronics) since May 2008 and a director since June 2005. He served Dick’s Sporting Goods, Inc. (sporting goods) as Executive Vice President and Chief Administrative Officer from October 2003 until his retirement in March 2007. He served as Chairman and CEO of Buchanan Ingersoll Professional Corporation (law firm) from 1980 to October 2003. Mr. Newlin is a director of Kennametal Inc. and Calgon Carbon Corporation.

Board Qualifications: Mr. Newlin’s wide experience in corporate transactions and in serving as a counselor providing strategic advice to complex organizations qualifies him to sit on our Board. In particular, his legal and business insight (as well as his extensive experience in executive leadership) provides Mr. Newlin with the skills that make him an effective Presiding Director. Mr. Newlin’s service as a director of other public companies also affords our Board the benefit of his broader exposure to corporate governance issues, compensation issues and other matters facing public companies.

CLASS II – CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2014

JOSEPH B. ANDERSON, JR. Chairman of the Board and Chief Executive Officer, TAG Holdings LLC (Automotive Components)

Age 68

Mr. Anderson, a director since July 2000 and a director of Meritor Automotive, Inc. from September 1997 until the merger, is Chair of the Environmental and Social Responsibility Committee and a member of the Corporate Governance and Nominating Committee. He has served as Chairman of the Board and Chief Executive Officer of TAG Holdings LLC since 2003, and of its subsidiaries, Vibration Control Technologies, LLC since 2002; A&D Technologies, LLC and North American Assemblies, LLC since 2003; and Great Lakes Assemblies, LLC since 2005. He was Chairman of the Board and Chief Executive Officer of Chivas Industries LLC (and its predecessor, Chivas Products, Ltd.) (automotive components) from October 1994 until March 2002. From December 1992 to July 1993, Mr. Anderson was President and Chief Executive Officer of Composite Energy Management Systems, Inc. (automotive components). Mr. Anderson served in a variety of positions, primarily in manufacturing, with General Motors Corporation (automotive) from 1979 until December 1992. He also served as an assistant to the U.S. Secretary of Commerce from 1977 to 1979. Mr. Anderson currently is a director of Quaker Chemical Corporation, Rite Aid Corporation, NV Energy and Valassis Communications, Inc. Mr. Anderson also has been appointed as the Chairman of the Manufacturing Council of the U.S. Department of Commerce.

Board Qualifications: Mr. Anderson’s qualifications to serve on our Board include financial and business insight gleaned from his long history as an owner, executive officer and director of public and private companies, experience in the transportation and manufacturing industries in which we operate and leadership capabilities from serving as CEO of several large organizations. His professional and civic affiliations (including the National Association of Black Automotive Suppliers) have also enabled Mr. Anderson to become a leader with regard to business and diversity matters, which provides valuable perspective to our Board on matters of import to the Company.

RHONDA L. BROOKS President, R. Brooks Advisor (Business Consultant)

Age 59

Ms. Brooks, a director since July 2000 and a director of Meritor Automotive, Inc. from July 1999 until the merger, is Chair of the Corporate Governance and Nominating Committee and a member of the Environmental and Social Responsibility Committee. She is currently the President of R. Brooks Advisor, a consultant for start-up firms and an advisor for a private equity company. She served Owens Corning, Inc. (building materials and fiberglass composites) as President of the Exterior Systems Business from June 2000 to July 2002; as President of the Roofing Systems Business from December 1997 to June 2000; as Vice President, Investor Relations from January to December 1997; and as Vice President-Marketing of the Composites Division from 1995 to 1996. She served as Senior Vice President and General Manager of PlyGem Industries, Inc. (building and remodeling products) from 1994 to 1995, and as Vice President - Oral Care and New Product Strategies, and Vice President - Marketing and Sales of Warner Lambert Company (pharmaceuticals and consumer products) from 1990 to 1994. She was with General Electric Company from 1976 to 1990. She is a director of Menasha Corporation and a former director of Central Vermont Public Service Corp.

Board Qualifications: Ms. Brooks brings to our Board strong communication, collaboration and leadership skills from a decades long career as an executive at several complex organizations, including at name brand companies such as General Electric and Owens Corning. Her extensive business experience is diverse and well-rounded, encompassing marketing, running a manufacturing business and consulting. This provides her with the skills, solid foundation and valuable business acumen that qualify her to sit on our Board.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors manages or directs the management of the business of Meritor. In fiscal year 2011, the Board of Directors held five regularly scheduled meetings and two special telephonic meetings. Each director attended at least 75% of the aggregate number of meetings of the Board and the standing and special committees on which he or she served in fiscal year 2011. Meritor encourages each director to attend the Annual Meeting of Shareowners. Eight of the directors attended the 2011 Annual Meeting in person or telephonically.

     The Board of Directors has established independence standards for directors, which are set forth in the Company’s Guidelines on Corporate Governance and are identical to the standards prescribed in the corporate governance rules of the New York Stock Exchange. The Board determined that Ms. Brooks, Ms. Jackson Bridges, and Messrs. Anderson, Devonshire, Evans, Marley, Newlin, and Rothmeier have no material relationship with Meritor, either directly or as a partner, shareholder or officer of an organization that has a relationship with Meritor, and are therefore independent within the meaning of the Guidelines on Corporate Governance and the New York Stock Exchange listing standards. In addition, although Mr. Devonshire serves on the audit committee of more than three publicly traded companies, the Board of Directors determined that such simultaneous service does not impair his ability to serve on Meritor’s Audit Committee. There were no transactions, relationships or arrangements involving the Company and any director in fiscal year 2011 that were considered by the Board in determining the independence of these directors under the Guidelines on Corporate Governance and the New York Stock Exchange listing standards.

Board’s Role in Risk Oversight

     While risk management is primarily the responsibility of the Company’s management, the Board provides overall risk oversight with a focus on the most significant risks facing the Company. Throughout the year, in conjunction with its regular business presentations to the Board and its committees, management highlights any significant related risks and provides updates on other relevant matters including issues in the industries in which the Company operates that may impact the Company, operations reviews, the Company’s short- and long-term strategies and treasury related updates. The Board has delegated responsibility for the oversight of certain risks to the Audit Committee, which oversees the Company’s policies with respect to risk assessment and risk management, including financial and accounting risk exposures and management’s initiatives to monitor and control such exposures. In that role, the Company’s management discusses with the Audit Committee the Company’s major risk exposures and how these risks are managed and monitored. The Audit Committee receives regular reports on the Company’s ethics helpline from the Company’s Vice President of Internal Audit. In addition to receiving regular internal audit reports and updates on Sarbanes-Oxley Act compliance, the Audit Committee regularly meets in private session with our Vice President of Internal Audit and, separately, with our external auditors which provides the opportunity for confidential discussion. The Audit Committee also receives reports on fraud investigations that may arise. In addition, on an annual basis we conduct an Enterprise Risk Assessment and report thereon to the Audit Committee. This assessment is utilized throughout the year as circumstances change. Within the Company, risk responsibilities are aligned to functional expertise and shared among the senior management.

Risk Assessment in Compensation Programs

     We have assessed Meritor’s compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Meritor. Representatives from Internal Audit, Human Resources and Legal, with the concurrence of the Compensation and Management Development Committee, developed and carried out a process for evaluation of compensation risks. The process assessed the Company’s executive and broad-based compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. The focus was on the programs with variability of payout, in which the participant can directly affect payout, and on the controls that exist on such participant action and payout. To the extent that risks were identified, controls or mitigations of such risks and their effectiveness were discussed. The representatives also took into account Meritor’s balance between short- and long-term incentives, the alignment of performance metrics with shareowner interests, the existence of share ownership guidelines and other considerations relevant to assessing risks. Based upon the foregoing, we believe that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company.

Board Leadership Structure

     Our Board of Directors currently consists of nine members, eight of whom are independent. The Board believes that this preponderance of outside directors represents a commitment to the independence of the Board and a focus on matters of importance to Meritor’s stockholders. The Board has no policy with respect to separation of the offices of Chairman and Chief Executive Officer. Our Guidelines on Corporate Governance provide that the Chairman is, in most circumstances, the Chief Executive Officer. However, the Guidelines provide that unless an outside director is serving in the role of Chairman, the Board will appoint an independent Presiding Director. The Presiding Director (a) serves as a liaison between the Board and the Chief Executive Officer; (b) acts as chair of private executive sessions of the Board and in other circumstances where the outside directors meet without the Chief Executive Officer; (c) advises management in developing Board meeting agenda; and (d) performs such other duties as specified by the Board of Directors from time to time. The Board believes that having one individual function as Chairman and CEO is appropriate for the Company at this time since it supports cohesive leadership and direction for the Company, with a sole, clear focus for management to execute the Company’s strategy and business plans, particularly as Meritor transitions to a solely commercial and industrial company after the divestiture of its light vehicle business. The Board believes that this governance structure of combined Chairman and CEO, along with the role of the Presiding Director and the preponderance of independent directors on the Board, allows the Board to work effectively and properly oversee risk while avoiding added costs and possible inefficiencies that could result from mandating an independent Chairman.

Committees

     The Board has established four standing committees (Audit; Compensation and Management Development; Corporate Governance and Nominating; and Environmental and Social Responsibility), the principal functions of which are briefly described below. The charters of these committees are posted on our website, www.meritor.com, in the section headed “Investors – Corporate Governance”. The Board also establishes special committees from time to time for specific limited purposes or duration.

     Audit Committee. Meritor has a separately designated standing audit committee established in compliance with applicable provisions of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and New York Stock Exchange listing rules. The Audit Committee is currently composed of four non-employee directors, David W. Devonshire (Chair), Ivor J. Evans, Victoria B. Jackson Bridges and Steven G. Rothmeier. Each of these directors meets the criteria for independence specified in the listing standards of the New York Stock Exchange. The Board of Directors has determined that the Company has at least two individuals who qualify as an “audit committee financial expert” (as defined by the SEC), David W. Devonshire and Steven G. Rothmeier. The Board of Directors has adopted a written charter for the Audit Committee, which is reviewed and reassessed annually for compliance with rules of the New York Stock Exchange. The Audit Committee held five regularly scheduled meetings and two special meetings in fiscal year 2011.

     The Audit Committee is charged with monitoring the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, and the independence, qualifications and performance of the Company’s internal audit function and independent accountants. The Audit Committee has sole authority to select and employ (subject to approval of the shareowners), and to terminate and replace where appropriate, the independent public accountants for the Company and also has authority to:

  approve and cause the Company to pay all audit engagement fees;

  review the scope of and procedures used in audits and reviews of the Company’s financial statements by the independent public accountants;

  review the Company’s annual and quarterly financial statements before their release;

  review any significant issues related to the audit activities of the independent public accountants and oversee the resolution of any disagreements between them and management;

  review at least annually a report from the independent public accountants describing the firm’s internal quality control procedures;

  review and approve in advance the scope and extent of any non-audit services performed by the independent public accountants and the fees charged for these services, and receive and evaluate at least annually a report by the independent public accountants as to their independence;

  review significant internal control matters, the adequacy of the Company’s system of internal controls and recommendations of the independent public accountants with respect to internal controls;

  review the internal audit charter, the scope of the annual internal audit plan and the results of internal audits;

  consult with management as to the appointment and removal of the internal auditor charged with auditing and evaluating the Company’s system of internal controls;

  review in advance the type and presentation of financial information and earnings guidance provided to analysts and rating agencies;

  monitor matters related to compliance by employees with the Company’s standards of business conduct policies;

  monitor policies with respect to risk assessment and risk management and initiatives to control risk exposures;

  review any disclosure made in connection with annual and quarterly certifications by the chief executive officer and chief financial officer in filed documents;

  consult with the Company’s general counsel regarding significant contingencies that could impact the financial statements and regarding legal compliance matters;

  review any findings by regulatory agencies with respect to the Company’s activities;

  investigate matters brought to its attention within the scope of its duties;

  engage outside consultants, independent counsel or other advisors;

  establish procedures for the receipt, retention and handling of complaints regarding accounting, internal controls or auditing matters, including procedures for the confidential and anonymous submission by employees of concerns regarding accounting or auditing matters;

  establish the Company’s policies with respect to hiring former employees of the independent public accountants;

  consult with management on the structure and composition of the finance organization;

  review and approve all related-party transactions defined as those transactions required to be disclosed under Item 404 of Regulation S-K of the rules and regulations under the Exchange Act; and

  review annually the Committee’s performance.

     As part of each regularly scheduled meeting, the Audit Committee meets in separate executive sessions with the independent public accountants, the internal auditors and senior management, and as a Committee without members of management.

     Compensation and Management Development Committee. The four members of the Compensation and Management Development Committee (the “Compensation Committee”) are William R. Newlin (chair), David W. Devonshire, James E. Marley and Steven G. Rothmeier. Each of these directors is a non-employee director who meets the criteria for independence specified in the listing standards of the New York Stock Exchange and is not eligible to participate in any of the plans or programs that are administered by the Committee. The Compensation Committee held four regularly scheduled meetings and one special meeting in fiscal year 2011. Under the terms of its charter, the Compensation Committee has the authority to:

  review and approve the goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate his performance against these goals and objectives, and set his compensation accordingly;

  fix salaries of all of the Company’s other officers and review the salary plan for other Company executives;

  evaluate the performance of the Company’s senior executives and plans for management succession and development;

  review the design and competitiveness of the Company’s compensation plans and medical benefit plans, and make recommendations to the Board of Directors;

  administer the Company’s incentive, deferred compensation, stock option and long-term incentives plans (except with respect to any equity grants to directors, which are administered by the Corporate Governance and Nominating Committee);

  review all material amendments to the Company’s pension plans and make recommendations to the Board concerning these amendments;

  hire outside consultants and independent counsel; and

  review annually the Committee’s performance.

     See Executive Compensation - Compensation Discussion and Analysis below for further information on the scope of authority of the Compensation Committee and the role of management and compensation consultants in determining or recommending the amount or form of executive compensation.

     Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is currently composed of four non-employee directors, Rhonda L. Brooks (chair), Joseph B. Anderson, Jr., Ivor J. Evans and William R. Newlin, all of whom meet the criteria for independence specified in the listing standards of the New York Stock Exchange. The Corporate Governance and Nominating Committee held four regularly scheduled meetings in fiscal year 2011. Under the terms of its charter, this Committee has the authority to:

  screen and recommend to the Board qualified candidates for election as directors of the Company;

  periodically prepare and submit to the Board for adoption the Committee’s selection criteria for director nominees;

  recommend to the Board and management a process for new Board member orientation;

  periodically assess the performance of the Board;

  consider matters of corporate governance and Board practices and recommend improvements to the Board;

  review periodically the Company’s charter and by-laws in light of statutory changes and current best practices;

  review periodically the charter, responsibilities, membership and chairmanship of each committee of the Board and recommend appropriate changes;

  review periodically outside directors’ compensation and make recommendations to the Board;

  review director independence, conflicts of interest, qualifications and conduct and recommend to the Board removal of a director when appropriate;

  engage search firms and other consultants and independent counsel; and

  review annually the Committee’s performance.

     See “Nominating Procedures” below for further information on the nominating process.

     In discharging its duties with respect to review of director compensation, the Corporate Governance and Nominating Committee from time to time retains a compensation consultant to provide information on current trends, develop market data and provide objective recommendations as to the amount and form of director compensation. In 2011, the compensation consultant was Meridian Compensation Partners, LLC (a spin-off of the executive consulting portion of Hewitt Associates L.L.C.). Management has no role in determining or recommending the amount or form of director compensation.

     Environmental and Social Responsibility Committee. The Environmental and Social Responsibility Committee is composed of four non-employee directors, Joseph B. Anderson, Jr. (chair), Rhonda L. Brooks, Victoria B. Jackson Bridges and James E. Marley. This Committee held two regularly scheduled meetings in fiscal year 2011. Under the terms of its charter, the Committee reviews and assesses the Company’s policies and practices in the following areas and recommends revisions as appropriate: employee relations, with emphasis on equal employment opportunity and advancement; the protection and enhancement of the environment and energy resources; product integrity and safety; employee health and safety; and community and civic relations, including programs for and contributions to health, educational, cultural and other social institutions. The Committee also reviews its performance annually.

DIRECTOR QUALIFICATIONS AND NOMINATING PROCEDURES

     As described above, Meritor has a standing nominating committee, the Corporate Governance and Nominating Committee, currently composed of four non-employee directors who meet the criteria for independence in the listing standards of the New York Stock Exchange. The Corporate Governance and Nominating Committee’s charter is posted on our website, www.meritor.com, in the section headed “Investors – Corporate Governance.”

     The individual biographies of each of our current directors and nominees set forth above outlines each individual’s specific experiences, attributes and skills that qualify that person to serve on our Board. In addition, the Board has adopted membership guidelines that outline the desired composition of the Board as a whole and the criteria to be used in selecting directors. These guidelines provide that the Board should be composed of directors with a variety of experience and backgrounds who have high-level managerial experience in a complex organization and who represent the balanced interests of shareowners as a whole rather than those of special interest groups. Other important factors in Board composition include age, international background and experience, and specialized expertise. While the Board does not have a formal policy with respect to diversity, enhancement of diversity of the Board (which the Board considers in terms of all aspects of diversity, such as diversity of experience, background and strengths as well as diversity of gender and race) is also considered a positive factor. A significant majority of the Board should be directors who are not past or present employees of the Company or of a significant shareowner, customer or supplier.

     In considering candidates for the Board, the Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a Board nominee. The Committee is guided by the membership guidelines set forth above, and by the following basic selection criteria: highest character and integrity; experience with and understanding of strategy and policy-setting; reputation for working constructively with others; sufficient time to devote to Board matters; and no conflict of interest that would interfere with performance as a director. With respect to nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

     The Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. In fiscal year 2011, the Committee paid fees in the amount of $37,333 to Heidrick & Struggles to assist in locating Board candidates, and reimbursed search firm for expenses incurred in consideration of possible Board candidates.

     Shareowners may recommend candidates for consideration by the Committee by writing to the Secretary of the Company at its headquarters in Troy, Michigan, giving the candidate’s name, biographical data and qualifications. A written statement from the candidate, consenting to be named as a candidate and, if nominated and elected, to serve as a director, should accompany any such recommendation. The Committee evaluates the qualifications of candidates properly submitted by shareowners under the same criteria and in the same manner as potential nominees identified by the Company. No candidates for Board membership have been put forward by security holders or groups of security holders holding 5% or more of voting stock who have held such shares for over a year for election at the 2012 Annual Meeting.

DIRECTOR COMPENSATION

     The following table reflects compensation for the fiscal year ended September 30, 2011* awarded to, earned by or paid to each non-employee director who served during the fiscal year. Mr. McClure did not receive any compensation for his service as a director.

	Fees Earned
	or Paid in	Stock
	Cash[1]	Awards[2,3]	Total[4]
Name	($)	($)	($)
Joseph B. Anderson, Jr.	94,000	79,990	173,990
Rhonda L. Brooks	92,500	79,990	172,490
David W. Devonshire	100,000	79,990	179,990
Ivor J. Evans	88,750	79,990	168,740
Victoria B. Jackson Bridges	88,750	79,990	168,740
James E. Marley	86,500	79,990	166,490
William R. Newlin	121,250	79,990	201,240
Steven G. Rothmeier	97,500	79,990	177,490

* Please note that the Company’s fiscal year ends on the Sunday nearest September 30. For example, fiscal year 2011 ended on October 2, 2011, fiscal year 2010 ended on October 3, 2010 and fiscal year 2009 ended on September 27, 2009. For ease of presentation, September 30 is utilized consistently throughout this Proxy Statement to represent the fiscal year end.
__________________

1

This column includes retainer fees, chairman fees, meeting fees and, for Mr. Newlin, the presiding director fee. This column does not include cash amounts paid in 2011 if such amounts were earned and reported in prior years, but deferred for future payment pursuant to the Deferred Compensation Policy for Non-Employee Directors.

2

Represents the grant date fair value of restricted shares and restricted share units computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. Information on the assumptions used in valuation of the grants is included in Note 18 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011 (“Form 10-K”), which is incorporated herein by reference. These amounts may not reflect the actual value realized upon settlement or vesting.

3

The non-employee directors held the following restricted shares of Common Stock, restricted share units and options to purchase Common Stock, granted under the 1997 Directors Stock Plan, the 2004 Directors Stock Plan or the 2010 Long-Term Incentive Plan, as amended (“2010 LTIP”), as applicable, at fiscal year end 2011. The Company has not granted stock options to non-employee directors since fiscal year 2003.

Name	Restricted Shares	Restricted Share Units	Stock Options
Joseph B. Anderson, Jr.	8,710	12,868	6,000
Rhonda L. Brooks	11,828	9,000	6,000
David W. Devonshire	11,460	12,868	0
Ivor J. Evans	3,868	23,567	0
Victoria B. Jackson Bridges	4,868	16,960	6,000
James E. Marley	9,816	20,828	6,000
William R. Newlin	17,039	9,000	2,250
Steven G. Rothmeier	0	27,435	0

4	Perquisites did not exceed a value of $10,000 for any director in fiscal year 2011 and are therefore not included in this table.

Narrative Description of Director Compensation

     Only non-employee directors receive compensation for Board service. Directors who are also employees of Meritor or a subsidiary do not receive compensation for serving as a director. The Company also reimburses its directors for their travel and related expenses in connection with attending Board, committee and stockholders’ meetings. In addition, from time to time the Company invites spouses of the directors to attend as well. In such case, the Company pays for the spouse’s travel and certain other non-business expenses.

     The following types of compensation were earned by or paid to non-employee directors in fiscal year 2011.

     Retainer Fees. Non-employee directors of Meritor receive a cash retainer at the rate of $80,000 per year for Board service. The chairs of the four standing Board committees receive additional cash retainers in the following amounts per year: Audit Committee and Compensation Committee - $15,000; and Corporate Governance and Nominating Committee and Environmental and Social Responsibility Committee - $10,000. The Presiding Director receives an additional annual retainer in the amount of $20,000.

     Committee Meeting Fees. Non-employee directors receive fees of $1,500 for attendance at each standing and special committee meeting ($750 for each telephone meeting).

     Equity-Based Awards. As part of our director compensation, each non-employee director is entitled to receive, immediately after the Annual Meeting of Shareowners, an equity grant equal to a value of approximately $80,000, in the form of shares of common stock, restricted stock or restricted share units, at the director’s discretion. The restricted stock and restricted share units are granted under the 2010 LTIP and vest upon the earliest of (a) three years from the date of grant or (b) the date the director resigns or ceases to be a director under circumstances the Board determines not to be adverse to the best interests of the Company. Upon vesting, the holder of restricted share units is entitled to one share of Common Stock for each unit, and non-employee directors generally are entitled to receive a cash payment for dividend equivalents, if any dividends are paid, plus interest accrued during the vesting period. The equity grant to directors in 2011 was made on January 20, 2011 in the amount of 3,868 shares of common stock, restricted stock or restricted share units, at the director’s discretion.

     Deferrals. A director may elect to defer payment of all or part of the cash retainer and meeting fees to a later date, with interest on deferred amounts accruing quarterly at a rate equal to 120% of the Federal long-term rate set each month by the Secretary of the Treasury. Each director also has the option each year (provided sufficient shares are available under a plan covering director equity grants to accommodate this deferral option at the time of its election) to defer all or any portion of the cash retainer and meeting fees by electing to receive restricted shares of Common Stock or restricted share units that could be forfeited if certain conditions are not satisfied. The restricted shares or restricted share units in lieu of the cash retainer and meeting fees are valued at the closing price of Meritor Common Stock on the New York Stock Exchange – Composite Transactions reporting system (the “NYSE Closing Price”) on the date the fee payment would otherwise be made in cash. In fiscal year 2011, no director deferred cash payments to a later date (although one director received cash payments due to prior deferrals), and no directors elected to receive restricted shares or restricted share units in lieu of cash payments.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since October 1, 2010 (the beginning of fiscal year 2011), there have been no transactions or currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any director, officer or member of their immediate family had or will have a direct or indirect material interest.

     Various means are employed to solicit information about relationships or transactions involving officers and directors that could raise questions of conflict of interest. Annual questionnaires solicit information from directors and officers regarding transactions and relationships that could trigger SEC rules on disclosure of related person transactions, as well as relationships and transactions that could impair a director’s independence under the rules of the New York Stock Exchange. Directors and officers have a continuing duty to update the information should any changes occur during the year. In addition, all salaried employees, including officers and directors, have a duty to report any known conflicts of interest that would violate the Company’s code of ethics (including policies regarding standards of business conduct and conflicts of interest; see Code of Ethics below). A toll-free employee Helpline is available for that purpose. Salaried employees, including officers, are also required to complete an annual certification that they are unaware of, or have reported, any such conflict of interest.

     Although we have no written policy regarding review, approval or ratification of related person transactions, the Audit Committee under its Charter has the authority to review and approve all related-party transactions defined as those transactions required to be disclosed under Item 404 of Regulation S-K of the rules and regulations under the Exchange Act. The Business Standards Compliance Committee (which is made up of management personnel) and the Audit Committee have responsibility for review of compliance by officers and other employees with the code of ethics, including conflict of interest provisions, and the Corporate Governance and Nominating Committee has similar responsibility with respect to compliance by directors. If a transaction or relationship involving an officer or director were to be reported through the employee Helpline, annual compliance certifications, questionnaires or otherwise, the Audit Committee, with the assistance of the Business Standards Compliance Committee, would investigate and consider all relevant facts and circumstances, including the nature, amount and terms of the transaction; the nature and amount of the related person’s interest in the transaction; the importance of the transaction to the related person and to the Company; whether the transaction would impair the judgment of a director or officer to act in the Company’s best interest; and any other facts involving the transaction that the Committee deems significant, and would then take appropriate action. Transactions will not be approved under the code of ethics if they are not in the Company’s best interests. Any Committee member who is a related person in connection with a transaction would not participate in the Committee’s consideration.

CORPORATE GOVERNANCE AT MERITOR

     Meritor is committed to good corporate governance. The foundation of our corporate governance principles and practices is the independent nature of our Board of Directors and its primary responsibility to Meritor’s shareowners. Our corporate governance guidelines have been in place since the Company’s creation in 1997. The guidelines are reviewed periodically by the Corporate Governance and Nominating Committee and changes are recommended to the Board for approval as appropriate. We will continue to monitor developments and review our guidelines periodically, and will modify or supplement them when and as appropriate. Our current Guidelines on Corporate Governance are posted on our website, www.meritor.com, in the section headed “Investors – Corporate Governance”. Our policies and practices are summarized below.

Board Independence

  Independent directors must comprise at least a majority of the Board and, as a matter of policy, a substantial majority of the Board should be independent directors. The Board has adopted criteria for independence based on the definition used in the listing requirements of the New York Stock Exchange.

  The Corporate Governance and Nominating Committee reviews the independence of each director annually.

  Only independent directors serve on the Board’s standing committees.

Board Composition

  Board nominees are screened and recommended by the Corporate Governance and Nominating Committee and approved by the full Board (see Nominating Procedures above for information on Board selection criteria).

  Committee membership is reviewed periodically to assure that each committee has the benefit of both experience and fresh perspectives.

  Committee chairs and the Presiding Director are normally rotated at least once every four years. A director usually serves on a committee at least 12 months before becoming its chair, and a former chair normally serves on a committee for at least 12 months after retiring as chair. Exceptions are made in appropriate circumstances. The Board may deviate from this policy where it determines that such deviation is in the best interest of the Board and of a particular committee.

  Directors should not serve on the boards of more than three other public companies, unless the Board has determined that such service does not impair the ability of the director to serve effectively.

  The Guidelines on Corporate Governance establish the following expectations regarding director tenure:

    Non-employee directors are required to offer not to stand for re-election if they are age 72 at the time of re-election or will reach age 72 during their new term. The Corporate Governance and Nominating Committee decides whether continued Board service is appropriate and, if so, the length of the next term.

    Directors whose job responsibilities change significantly during their Board service, or who retire from the position they held when elected to the Board, are required to offer to resign. The Corporate Governance and Nominating Committee reviews the appropriateness of continued Board membership.

    When the Chief Executive Officer retires or resigns from that position, he is expected to offer his resignation from the Board. The Board and the successor Chief Executive Officer determine whether continued Board service is desirable and appropriate.

  Under the Company’s majority vote policy, any nominee for director who receives a greater number of “withheld” votes than “for” votes in an uncontested election is required to tender his resignation after the certification of the shareowner vote. The Corporate Governance and Nominating Committee considers the resignation and recommends to the Board what action should be taken. The Board is required to take action and publicly disclose the decision and its underlying rationale within 90 days of certification of the shareowner vote.

Key Responsibilities of the Board

  The Company’s long-term strategic goals and plans are discussed in depth by the Board at least annually.

  The non-management directors select the Chief Executive Officer of the Company and meet at least annually to evaluate the Chief Executive Officer’s performance against long-term goals and objectives established by the Compensation Committee.

  Management development and succession plans are reviewed annually, including CEO succession plans.

Board and Committee Meetings

  The Board has appointed a Presiding Director to chair executive sessions, serve as liaison with the chief executive officer and participate in development of meeting agenda.

  Board and committee meeting agendas are developed through discussions with management and the Presiding Director, and are focused on business performance and strategic issues, leadership, and recent developments.

  Presentation materials are generally made available to Board and committee members for review in advance of each meeting.

  Directors are expected to attend, prepare for and participate in meetings. The Corporate Governance and Nominating Committee monitors each director’s attendance and addresses issues when appropriate.

  Non-management directors meet in private executive sessions during each regular Board meeting. The Presiding Director chairs these meetings and communicates the results of the sessions to the Chief Executive Officer.

  Minutes of each committee meeting are provided to each board member, and the chair of each committee reports at Board meetings on significant committee matters.

  Information and data important to understanding of the business, including financial and operating information, are distributed regularly to the Board.

Board Performance and Operations

  The Corporate Governance and Nominating Committee, which is composed solely of independent directors, is responsible for corporate governance and Board practices, and formally evaluates these areas periodically.

  Each Board committee has a detailed charter outlining its responsibilities, as described above under the heading Board of Directors and Committees.

  The Board and its committees have the authority to hire such outside counsel, advisors and consultants as they choose with respect to any issue related to Board activities. Directors also have full access to Company officers and employees and the Company’s outside counsel and auditors.

  To enhance Board effectiveness, the Corporate Governance and Nominating Committee conducts annual self-evaluations of the Board’s performance. In addition, informal reviews of individual performance are conducted periodically. Results are shared with the Board, and action plans are formulated to address any areas for improvement.

Director Education

  Each new director is provided a program of orientation to the Company’s business, which includes discussions with each business and functional head, background materials on the Company’s financial condition and business, and a facility tour.

  The continuing education process for Board members includes extensive informational materials, meetings with key management and visits to Company facilities.

  Meeting agenda regularly include discussions of business environment, outlook, performance and action plans for the various business segments.

  Board members may request presentations on particular topics and specific facility visits to educate them and update their knowledge as to the Company, its industry and markets, the responsibilities of directorship, and other topics of interest.

  Each director is encouraged to attend educational seminars and conferences to enhance his or her knowledge of the role and responsibilities of directors.

  In each fiscal year, at least one director is required to attend a director education seminar accredited by Institutional Shareholder Services. In fiscal year 2011, three directors attended such a seminar.

Alignment with Shareowner Interests

  A portion of director compensation is equity-based and therefore tied to the Company’s stock performance. Directors can also elect to receive their cash retainer fees in the form of restricted shares of Common Stock or restricted share units.

  The Compensation Committee and the Board oversee employee compensation programs to assure that they are linked to performance and increasing shareowner value. The Compensation Committee also monitors compliance by Company executives with stock ownership guidelines. (See Compensation Discussion and Analysis below.)

  Senior management meets regularly with major institutional investors and shareowners and reports to the Board on analyst and shareowner views of the Company.

  The Board has adopted stock ownership guidelines for non-employee directors to further the direct correlation of directors' and shareowners' economic interests. Each non-employee director is required to own 26,800 shares of common stock, restricted stock or restricted share units effective the later of (i) five years from the date of his or her initial election to the Board and (ii) five years from the date of adoption of this provision in the Corporate Governance Guidelines (September 15, 2010). All of the directors are currently in compliance with this guideline.

CODE OF ETHICS

     All Meritor employees, including our chief executive officer, chief financial officer, controller and other executive officers, are required to comply with our corporate policies regarding Standards of Business Conduct and Conflicts of Interest. These policies have been in place since the Company’s creation in 1997. The purpose of these corporate policies is to ensure to the greatest possible extent that our business is conducted in a consistently legal and ethical manner. The Audit Committee has oversight responsibility with respect to compliance by employees. The Board of Directors is also required to comply with these policies, and the Corporate Governance and Nominating Committee is responsible for monitoring compliance by directors.

     Employees may submit concerns or complaints regarding ethical issues on a confidential basis to our Helpline, by means of a toll-free telephone call or e-mail. The Office of the General Counsel investigates all concerns and complaints. Employees may also contact the Board of Directors directly on these issues. See Communications with the Board of Directors below.

     Meritor’s ethics manual, including the text of the policies on Standards of Business Conduct and Conflicts of Interest, is posted in the section headed “Investors – Corporate Governance” on our website, www.meritor.com. We will post on our website any amendment to, or waiver from, a provision of our policies that applies to our chief executive officer, chief financial officer or controller, and that relates to any of the following elements of these policies: honest and ethical conduct; disclosure in reports or documents filed by the Company with the SEC; compliance with applicable laws, rules and regulations; prompt internal reporting of code violations; and accountability for adherence to the policies.

OWNERSHIP BY MANAGEMENT OF EQUITY SECURITIES

     The following table shows the beneficial ownership, reported to us as of November 18, 2011, of Meritor Common Stock of (a) each director, (b) each executive officer listed in the table under Executive Compensation - Summary Compensation Table below and (c) such persons and other executive officers as a group. See Voting Securities above for information on beneficial holders of more than 5% of outstanding Meritor Common Stock.

Beneficial Ownership as of November 18, 2011

			Percent of Outstanding
Name	Number of Shares(1) (2) (5)		Common Stock(3)
Joseph B. Anderson, Jr.	31,655	(4)	*
Rhonda L. Brooks	39,502	(4)	*
David W. Devonshire	25,001	(4)	*
Ivor J. Evans	7,243	(4)	*
Victoria B. Jackson Bridges	31,187	(4)	*
James E. Marley	37,029	(4)	*
Charles G. McClure, Jr.	1,180,677	(6)	1.24%
William R. Newlin	132,733	(4)(7)	*
Steven G. Rothmeier	111,600		*
Jeffrey A. Craig	182,411		*
Vernon G. Baker, II	298,415	(6)	*
Mary Lehmann	117,339	(6)	*
Larry E. Ott	—	(8)	*
Carsten J. Reinhardt	205,989		*
All of the above and other executive officers as a group (18 persons)	2,592,630	(4)(6)	2.74%
____________________

*	Less than one percent.

(1)	Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.

(2)

In accordance with Rule 13d-3(d)(1) under the Exchange Act, the number of shares owned includes the following numbers of shares of Common Stock which may be acquired upon exercise of options that were exercisable or would become exercisable within 60 days: 6,000 shares for each of Mr. Anderson, Ms. Brooks, Ms. Jackson Bridges and Mr. Marley; 0 shares for each of Messrs. Devonshire, Evans and Rothmeier; 2,250 shares for Mr. Newlin;

400,000 shares for Mr. McClure; 120,000 shares for Mr. Baker; and 0 shares for each of Ms. Lehmann and Messrs. Craig, Ott and Reinhardt; and 593,750 shares for all directors and executive officers as a group.

(3)	For purposes of computing the percentage of outstanding shares beneficially owned by each person, the number of shares owned by that person and the number of shares outstanding include shares as to which such person has a right to acquire beneficial ownership within 60 days (for example, through the exercise of stock options, conversions of securities or through various trust arrangements), in accordance with Rule 13d-3(d)(1) under the Exchange Act.

(4)	Includes restricted shares of Common Stock awarded under the respective director’s stock plans or the Company’s long-term incentive plans, as applicable. Restricted shares are held by the Company until certain conditions are satisfied.

(5)	In accordance with Rule 13d-3(d)(1) under the Exchange Act, the number of shares owned includes the following numbers of shares of Common Stock which may be acquired upon vesting of restricted share units within 60 days: 77,000 units for each of Mr. Baker and Ms. Lehmann; 129,000 units for Mr. Craig; 387,000 units for Mr. McClure; 155,000 units for Mr. Reinhardt; and 922,800 units for all directors and executive officers as a group. Does not include the following restricted share units granted under the Company’s stock plans and held as of November 16, 2011, which do not vest within 60 days: 12,868 units for each of Mr. Anderson and Mr. Devonshire; 9,000 units for each of Ms. Brooks and Mr. Newlin; 23,567 units for Mr. Evans; 16,960 units for Ms. Jackson Bridges; 20,828 units for Mr. Marley; 27,435 units for Mr. Rothmeier; 51,390 units for each of Mr. Baker and Ms. Lehmann; 85,650 units for Mr. Craig; 257,060 units for Mr. McClure; 27,984 units for Mr. Ott; 102,860 units for Mr. Reinhardt; and 805,690 units for all directors and executive officers as a group.

(6)	Includes shares beneficially owned under the Company’s Savings Plans. Does not include 18,794 share equivalents for Mr. Baker, 170 share equivalents for Ms. Lehmann and 23,090 share equivalents for all directors and executive officers as a group under the Company’s supplemental savings plan on November 16, 2011, 2011.

(7)	Includes 700 shares held in the name of Mr. Newlin’s spouse and 6,860 shares held by a trust of which Mr. Newlin’s spouse is a beneficiary. Mr. Newlin disclaims beneficial ownership of these shares.

(8)	Mr. Ott owns his equity in the form of 27,984 restricted stock units.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

     The Compensation and Management Development Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussions, recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Management Development Committee

William R. Newlin, Chairman
David W. Devonshire
James E. Marley
Steven G. Rothmeier

COMPENSATION DISCUSSION AND ANALYSIS

     The purpose of this section of the proxy statement is to provide the information you need to understand our compensation policies and how they relate to the compensation of the Named Executive Officers. The Named Executive

Officers are the senior members of management listed or discussed in the detailed compensation tables and other data included in this proxy statement. You should read this section in conjunction with those tables and other data.

Executive Summary

The main components of Meritor’s executive compensation program are annual salary, annual bonus based on earnings and cash flow for the year and long-term incentives consisting of time-based equity coupled with stock ownership requirements and cash for annual performance over a three year plan period. The Compensation Committee believes in a “pay for performance” philosophy under which executives are rewarded for performance against objective standards. Executive compensation should incentivize management to achieve goals aligned with shareowner value, but should not insulate them from the external realities of the business if they do not. Meritor’s executive compensation program in the last few years has been a testimony to this philosophy.

     Highlights of Recent Compensation Actions

  2009: Fiscal year 2009 was a tough one for many businesses and Meritor was no exception. What may have been exceptional, however, was what we did in response with respect to executive compensation.
  Executive Salaries Reduced. Executives took 10% salary reductions from January 1, 2009 through the balance of the fiscal year and suspended the Company match to the savings plan, all as part of rigorous cost cutting measures in response to the global recession.

  No Bonus or Incentive Payments Made. No annual bonuses or long-term cash incentive payments were made with respect to fiscal year 2009.

  Direct Compensation Paid Decreased. Although the Compensation Committee felt the Company performed well in view of the economic downturn, and responded aggressively and appropriately to the downturn, the Compensation Committee’s “pay for performance” philosophy meant that compensation paid (or rather not paid) to the executive officers for 2009 had to reflect the challenging environment.
  As a result, the “direct compensation” (base salary, annual incentives and long-term incentives) paid in cash to the Named Executive Officers decreased approximately 50-70% in 2009 from their direct cash compensation in 2008.
  2010: Fiscal year 2010 saw a modest level of industry recovery which, combined with our pro-active cost reduction efforts, led to payments under our incentive plans. With our pay for performance philosophy, the Compensation Committee worked to ensure this performance was meaningful and that executive and shareholder goals were in tandem.
  Bonus Target Higher than Annual Operating Plan. In view of the economic conditions present at the beginning of the fiscal 2010 year and the associated low level of targeted earnings, the Compensation Committee established that achievement of 100% of targeted financial measures in the 2010 annual operating plan, which historically had resulted in a 100% annual bonus payout, would only result in a minimum bonus achievement of 25%. This meant that when our performance for fiscal year 2010 earned a 200% bonus payment, that performance was meaningful as the stakes had been set higher in view of the depressed market.

  Executive Merit Increases Delayed. No merit increases in executive base salaries were awarded in fiscal year 2009 or in fiscal year 2010 until almost three quarters of the way through the fiscal year. When merit increases were reinstated in June 2010, the Named Executive Officers were awarded 3% increases, which is the same level of increases as the general salaried population.

  Stock Ownership Requirements Increased. Executive stock ownership requirements were increased in September 2010. Even with the increased requirements, the Chief Executive Officer and other Named Executive Officers hold in excess of these increased targets, with the exception of one new executive who is building his stock ownership through the transition period that the requirements allow.
  2011: In fiscal year 2011, commercial truck volumes increased much more quickly than anyone had anticipated—which was both good news and bad news. Managing such a rapid upturn was a challenge. In addition, the end of fiscal year 2011 saw turmoil in the stock market. Meritor’s executive compensation for 2011 reflected both of these factors.

  Annual Incentive Compensation Payment Voluntarily Reduced. Our success at managing the upturn, as well as the complications involved in doing so, led to our exceeding the threshold for fiscal year 2011 earnings and free cash flow levels for our annual incentive plan, but falling short of the target level. The calculated award under the annual incentive plan called for payment at the 80% level. However, since management achieved its result in part on additional sales that were not converted at the desired EBITDA margin, management recommended, and the Compensation Committee concurred, that the annual incentive compensation plan payment should be reduced to 75%.

  No Merit Increases in Salary for Executive Officers. In addition, the effort to exceed threshold on the annual incentive compensation plan was not without sacrifices. Meritor kept a tight reign on costs, an example of which was that the salaries of Meritor’s executive officers remained flat during fiscal year 2011, without the merit increase that the rest of Meritor’s salaried work force was awarded. Executive officer increases were deferred to fiscal year 2012.

  Stock a Significant Part of Executive’s Annual Compensation; Stock Multiplier Decreased LTIP Payment by 25%. Given the global turmoil reflected in the stock market at the end of fiscal year 2011, Meritor’s stock price, like that of most companies, decreased significantly during that period. Meritor’s executives were not isolated from this decline.
  Since a significant portion of the annual compensation of our executives is in stock and most of our executives own shares in excess of our already substantial stock ownership requirements, the decline in value of Meritor’s stock in this period affected our executives adversely, just as it did all stockholders. The table under Ownership by Management of Equity Securities shows the substantial equity held by our executive officers. In addition, the following table shows just how aligned our executives are with stockholders by showing the percentage of the 2011 total pay in the Summary Compensation Table that the executives received in equity:

2011 Annual Compensation in Equity:

% of 2011 SCT
Name	Total Pay in
Equity
Charles G. McClure	25%
Jeffrey A. Craig	26%
Vernon G. Baker, II	20%
Mary A. Lehmann	24%
Larry E. Ott	34%

  In addition, the 2009-2011 LTIP included a stock price multiplier that compared Meritor’s stock price in the 90 days immediately preceding the three year performance period to its stock price in the last 90 days of the performance period. As discussed above, the stock market at the end of fiscal year 2011 was in a significant decline and Meritor’s stock price plummeted during that period. As has been the case with Meritor’s pay for performance compensation culture, however, Meritor did not make excuses for this decline in awarding compensation under the terms of the 2009-2011 LTIP. Accordingly, the stock price multiplier decreased the long term incentive payments for the 2009-2011 cycle by 25%.

Administration of Executive Compensation Program

     The Compensation Committee has overall responsibility for executive compensation, including administration of equity compensation plans. (See Board of Directors and Committees above for information on the Compensation Committee’s members, charter and meetings in fiscal year 2011.) As part of this responsibility, the Compensation

Committee evaluates the performance of the Chief Executive Officer and determines his compensation in light of the goals and objectives of the Company and the executive compensation program.

     In discharging its duties, the Compensation Committee retains a compensation consultant (the “consultant”). In fiscal year 2011, the consultant was Meridian Compensation Partners, LLC. The consultant provides information on current compensation trends, develops competitive market data and provides objective recommendations as to design of the compensation program, including the form and mix of award vehicles and the nature and level of performance criteria and targets. The Compensation Committee directly engages the consultant. The consultant performs no other services for the Company or management.

     The Compensation Committee seeks and considers input from senior management in many of its decisions, and the consultant confers and collaborates with senior management in developing its compensation recommendations. Senior management regularly participates in the Committee’s activities in the following specific respects:

  The Chief Executive Officer reports to the Compensation Committee with respect to his evaluation of the performance of the Company’s senior executives, including the other Named Executive Officers. Together with the Senior Vice President, Human Resources, the Chief Executive Officer makes recommendations as to compensation decisions for these individuals, including base salary levels and the amount and mix of incentive awards.

  The Senior Vice President, Human Resources participates in the development of the compensation program, including formulation of performance objectives and targets for incentive compensation, and oversees its implementation and interpretation, in each case carrying out the direction of the Compensation Committee and the recommendations of the consultant. He also assists the Chairman of the Compensation Committee in developing meeting agenda and oversees preparation and distribution of pre-meeting informational materials on the matters to be considered.

  The Chief Financial Officer is responsible for evaluating the tax, financial and accounting aspects of compensation decisions. He participates in developing financial objectives and targets for performance-based incentive compensation, and oversees calculation of payout and vesting levels, in accordance with plan design and the direction of the Compensation Committee.

Executive Compensation Philosophy and Objectives

     The Compensation Committee’s compensation philosophy is to “pay for performance.” The fundamental objectives of the Company’s executive compensation program are: (1) to attract, retain and motivate high caliber of executives necessary for Meritor’s leadership and growth; (2) to recognize company and individual performance through evaluation of each executive’s effectiveness in meeting strategic and operating plan goals; and (3) to foster the creation of shareowner value through close alignment of the financial interests of executives with those of Meritor’s shareowners.

     The Compensation Committee uses several basic practices and policies to carry out its philosophy and to meet the objectives of Meritor’s executive compensation program:

  Competitive Compensation Packages. In order to attract and retain talented individuals, the Compensation Committee designs total compensation packages to be competitive with those of other companies with which Meritor competes for talent, using benchmarking studies to determine market levels of compensation, as described below.

  Performance-Based Compensation. A significant portion of each Named Executive Officer’s total potential compensation is at risk because it is contingent on achieving strategic and operating plan goals that are intended to improve shareowner return. These goals are established to recognize Company performance against specified targets. A significant portion of the target annual compensation of the Named Executive Officers is made up of performance-based compensation, with the remainder comprised of base salary and service-based restricted shares or restricted share units.

  Equity Awards and Stock Ownership Requirements. A significant portion of incentive compensation for executives is comprised of equity and equity-based awards, which is intended to align the interests of the Company’s executives with those of shareowners. In addition, senior executives are required under the

Company’s stock ownership guidelines to own a specified number of shares of Meritor Common Stock, which were increased in September 2010.

Market Analysis and Benchmarking

     The Compensation Committee assesses the competitiveness of Meritor’s compensation program, using data and studies compiled and provided by the consultant. The consultant provides a detailed competitive pay study periodically, with limited updates in the intervening years. As part of the assessment process, the Committee compares the amount of each component and the total amount of direct compensation (defined below) for each executive officer with that of other companies in the durable goods manufacturing sector, including companies in the automotive sector, which have executive officer positions comparable to the Company’s and with which the Company may compete for talented executives.

     The peer group for the competitive analysis in fiscal year 2011 included the following 34 companies (“peer group”):

AGCO Corporation	ITT Corporation
American Axle & Manufacturing Holdings, Inc.	Johnson Controls, Inc.
BorgWarner Inc.	Joy Global Inc.
Caterpillar Inc.	Kennametal Inc.
Cummins Inc.	Lear Corporation
Dana Holding Corp.	Modine Manufacturing Company
Danaher Corporation	Navistar International Corporation
Deere & Company	Oshkosh Corp.
Delphi Corporation	PACCAR Inc.
Donaldson Co Inc.	Parker-Hannifin Corporation
Dover Corporation	Rockwell Automation, Inc.
Eaton Corporation	Sauer-Danfoss Inc.
Federal-Mogul Corporation	Tenneco Inc.
Federal Signal Corporation	Terex Corporation
Flowserve Corporation	The Timken Company
Hayes-Lemmerz International, Inc.	TRW Automotive Holdings Corporation
Ingersoll-Rand Company Limited	Visteon Corporation

     See “Elements of the Meritor Compensation Program – Overview and Analysis” below for information on how the Compensation Committee uses this peer group data in setting compensation.

     The Compensation Committee (or the Board of Directors, as appropriate) may also consider practices at other companies with respect to other elements of compensation, such as perquisites, retirement plans and health and welfare benefits, in assessing the competitiveness and cost effectiveness of the Company’s programs. Any such studies are done on a case-by-case basis, as needed, and may use a group of comparator companies identified at the time by the consultant or other advisors.

Elements of the Meritor Compensation Program

Overview and Analysis

     The primary components of Meritor’s executive compensation program are base salary, annual incentives and long-term incentives, referred to herein as “direct compensation”. The aggregate of these components (i.e. the total compensation package), and the relative levels of equity and non-equity compensation that comprise direct compensation, are generally targeted in relation to competitive market rates among peer group companies, as described above. So although the Compensation Committee targets the median for the total package of direct compensation for an individual, particular elements of direct compensation may accordingly be either below or above the median, provided they are offset by other elements of direct compensation.

  With this principle in mind, the Compensation Committee approves variations from peer group revenue-adjusted median, or 50th percentile, base salary levels for some individuals based on their responsibilities, experience, expertise and performance. In addition, when recruiting new executives, base salary is often set at a premium above the median of the peer group, in order to attract outstanding candidates.

  The Compensation Committee also believes that individuals should have an opportunity to earn above-median rewards for superior performance over the longer term. Therefore, while the Committee looks at the median of the peer group in terms of the target long-term incentive award for each position, it identifies a maximum potential payout for each position that would be significantly above-median. The range of potential payouts on long-term incentives is described below, under the heading “Components – Long- Term Incentives.” There is no particular target proportion among these components or between equity and non-equity awards. However, the program contemplates that a significant portion of each executive’s direct compensation is performance-based and therefore is at risk. Performance-based awards, whether in the form of equity or non-equity, are tied to achievement of goals that are intended to improve, or reflect improvements in, shareowner value (see the performance-based awards described under the heading “Components” below).

     The Committee did not specifically discuss the effect of prior years’ compensation in conjunction with setting 2011 compensation. However, the Committee was aware of the potential value of outstanding long-term incentives, including the likelihood of their payout and vesting (based on achievement of performance objectives to date and on levels of payout and vesting of past awards), and this information was also implicit in the overall plan design used by the consultants in making recommendations for 2011 compensation.

     In addition to direct compensation, special hiring or retention incentives have been put in place for certain executives, to motivate them to join the Company or to continue their employment. Executive officers also receive health and welfare benefits and are entitled to participate in the Company’s defined benefit and defined contribution pension plans and savings plans on substantially the same basis as other employees.

     Each component of the executive compensation program is discussed below.

Components

     Base Salary. The Compensation Committee generally reviews base salaries for executive officers (including the Named Executive Officers) at the beginning of each fiscal year. Annual salary increases, if any, are based on evaluation of each individual’s performance and on his level of pay compared to that for similar positions at peer group companies, as indicated by the consultant’s reports and survey data. In recognition of worsening economic conditions, the Compensation Committee did not award any increases in the base salary of Named Executive Officers for fiscal year 2009. On the contrary, in January 2009, the salaries of all executive officers (including the Named Executive Officers) were reduced by 10% as part of the Company’s cost-cutting measures, and the Company match under the qualified savings plan was suspended in February 2009. Salaries were not reinstated to their former levels and the match was not reinstated until November 2009. The first annual increase in base salaries for executive officers thereafter was effective June 1, 2010 and was set at 3%, the same level of increase for salaried employees in general. In fiscal year 2011, Meritor’s executive officers were excluded from the 3% increase that the rest of Meritor’s salaried workforce received in 2011 and their salaries remained unchanged. Instead, increases in salaries for executive officers were deferred until fiscal year 2012. The Compensation Committee from time to time also reviews and adjusts base salaries for executive officers at the time of any promotion or change in responsibilities.

     Annual Incentives. The Incentive Compensation Plan, as amended (“ICP”), was approved by the Company’s shareowners in January 2010. Under the ICP, executives (including the Named Executive Officers) can earn annual bonuses based on performance against goals established by the Compensation Committee at the beginning of the fiscal year for the Company.

     The annual incentive goals for fiscal year 2011 for the Company were based on its performance by the following two measures, which are defined as set forth below:

Adjusted EBITDA	=	Adjusted EBITDA (defined as income (loss) before interest, income taxes, depreciation and amortization, non-controlling interest in consolidated joint ventures, loss on sale of receivables, restructuring expenses and asset impairment charges and other special items)

Free cash flow	=	cash flows provided by (used for) operating activities from continuing operations less capital expenditures of continuing operations before restructuring payments

     These two components (Adjusted EBITDA and free cash flow) are equally weighted for the purposes of potential annual incentives. The Compensation Committee chose these measures because Adjusted EBITDA and free cash flow are commonly used by the investment community to analyze operating performance and entity valuation and, as such, are factors in the value of shareowners’ investment in the Company. Since the targets for 2011 included the Company’s European trailer operations, such operations were included in determining performance against the targets even though such operations were recast as discontinued operations in the fourth quarter of 2011.

     The Compensation Committee also established target awards, stated as a percentage of base salary, for key employees, including the Named Executive Officers. Target awards for fiscal year 2011 were 100% of base salary for Mr. McClure; 65% for Messrs. Craig and Reinhardt; and 55% for Mr. Baker, Ms. Lehmann and Mr. Ott. See the table under the heading Grants of Plan-Based Awards for information on the target, minimum and maximum awards for each Named Executive Officer for fiscal year 2011.

     To determine whether bonus awards are paid, performance for the year is measured against specified target levels. The target for 100% bonus achievement was based on achieving the free cash flow and Adjusted EBITDA defined in the Company’s annual operating plan (“AOP”).

     The following charts summarize payout calculations for each portion of the incentive payment:

	Adjusted EBITDA	Payout (% of Target Award)	Free Cash Flow
Maximum	$420 million	200%	$75 million
Target	$350 million	100%	breakeven
Threshold	$245 million	25%	$(50) million

     The calculated award for an individual cannot exceed 200% of his or her target award. The Committee has discretion to adjust any award once it is calculated (either upward by up to 50% or downward by up to 100%), or to make an additional award, to reflect individual performance or special achievements. However, any discretionary increase in an award, or special award, to a Named Executive Officer could have tax consequences under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”), as described below.

     Our success at managing the upturn, as well as the complications involved in doing so, led to our exceeding the threshold for fiscal year 2011 earnings and free cash flow levels for our annual incentive plan, but falling short of the target level. The calculated award under the annual incentive plan called for payment at the 80% level. However, since management achieved its result in part on additional sales that were not converted at the desired EBITDA margin, management recommended, and the Compensation Committee concurred, that the annual incentive compensation plan payment should be reduced to 75%. Accordingly, the Compensation Committee approved annual incentive bonus payouts to the Named Executive Officers based on a 75% achievement of the above performance objectives with respect to fiscal year 2011. See the column headed “Non-Equity Incentive Plan Compensation” and the related footnote in the Summary Compensation Table below. Total payouts of annual incentive bonuses for fiscal year 2011, as a percentage of base salary, will be 75% for Mr. McClure, 49% for Mr. Craig, 41% for Mr. Baker, 41% for Ms. Lehmann, 41% for Mr. Ott and 39% for Mr. Reinhardt.

     In addition, Mr. Ott received an aggregate signing bonus of $250,000 in fiscal year 2011. This special bonus is included in the column headed “Bonus” in the table under Summary Compensation Table below. As has been the practice in prior years, the Compensation Committee also provided a pool of $500,000 to be awarded by the Chief Executive Officer to individual employees on the basis of outstanding performance or significant achievements, none of which was allocated to the Named Executive Officers.

     Long-Term Incentives

     Overview. The Compensation Committee provides long-term incentives to key employees, including the Named Executive Officers, which are tied to various performance or service objectives over three-year cycles. Each year, the Compensation Committee considers the types of award vehicles to be used and the performance or service objectives and targets on which payout of each type of award depends. The Company has used a number of long-term incentive plans for awards in the past, most recently the 2007 Long-Term Incentive Plan (the “2007 LTIP”) and the 2010 LTIP. The Company’s shareowners approved the 2010 LTIP in January 2010 to govern awards going forward. As insufficient shares remain available under this plan, an amendment to the 2010 LTIP to increase the number of shares available for grant was approved by shareowners in January 2011.

     The Compensation Committee selects the types and mix of awards for long-term incentives each year after reviewing the consultant’s report and survey data on peer group compensation, market practices, shares available for grant under the Company’s long-term incentive plans, and goals to be achieved. The Compensation Committee has used a combination of two types of awards in the past three years, as described below. One type of award is equity-based and the other is tied to metrics that reward creation of shareowner value, which is intended to align management’s interests with those of shareowners.

  Awards under Cash Performance Plans. Historically, when the Compensation Committee establishes a performance plan, it designates a three-year performance period and establishes performance objectives for the plan. Beginning in 2009, the global economic recession and uncertainty at the time of setting targets led the Compensation Committee to believe that, although a three year plan continued to be appropriate in order to reward long term incentives, setting a three year performance target would be extremely difficult for the time being. Accordingly, for cash performance plans since 2009, the Compensation Committee adopted three year plans with the flexibility of setting separate one-year targets within the three-year cycle. The targets would be determined at the beginning of each one period within the three year performance cycle. For the 2009 fiscal year, this target was based on return on invested capital (“ROIC”). For the 2010 and 2011 fiscal years of the 2009-2011, the 2010-2012 and the 2011- 2013 plans, the Compensation Committee determined to base the target on Adjusted EBITDA (as defined above under Annual Incentives) as a percent of total sales (“EBITDA margin”). ROIC is defined to mean net income (before cumulative effect of accounting changes, gains and losses on sale or disposition of businesses, minority interest, tax-effected interest expense and tax-effected restructuring expense) divided by average invested capital (total debt, including preferred capital securities, minority interests and shareowners’ equity) for the applicable period. Consistent with past practice and the adjustments to net income listed in the definition of ROIC, ROIC as calculated also excludes non-cash asset impairment charges. Targeted ROIC or EBITDA margin are believed to correlate to shareholder value and contribute to strong cash flow and debt reduction. Management changed to an EBITDA margin target during 2010 to simplify the internal reporting and provide a stronger linkage to the targeted performance of operational personnel. Each of these respective performance measures was a key corporate focus at the respective time, and was communicated to investors and analysts on a regular basis.

       The Compensation Committee also establishes target awards, stated as dollar amounts, for each of the Named Executive Officers under each performance cycle. Participants can earn awards at the end of the three-year performance period, which may vary from 0% to 200% of target awards (0% to 300% for the 2010-2012 and 2011- 2013 cycles), based on actual performance against specified levels. No awards under this plan may be earned unless the threshold for payout over the period is met as set forth below. For the 2009-2011 cycle, the award payment is further multiplied by the percentage change in the price of Meritor Common Stock over the three-year performance period, which may increase the payment finally awarded up to a maximum of 200% of the original amount or reduce it down to a minimum of 50% of the original amount. No earnings are accrued or paid on these awards. At the discretion of the Compensation Committee, payments may be made wholly or partly by delivering shares of

Common Stock valued at the fair market value on the last trading day of the week preceding the day the Compensation Committee determines to make payments in the form of shares.

     The threshold for payout of the 2009-2011 cycle under the long-term incentive cash performance plan was exceeded and a payout was made for this performance cycle. See Fiscal Year 2011 Long-term Incentive Payouts below. The targets and potential payouts were as follows:

2009 – 2011 Performance Period

For 2009:

			Range of Possible
			Percentages Earned After
		% of Award Earned	Giving Effect to Stock
	ROIC for Fiscal Year 2009	and Paid Out	Price Multiplier
Threshold for Payout	3.5%	50%	25 – 100%
Target Payout	5%	100%	50 – 200%
Maximum Payout	6.5% or higher	200%	100 –400%

For 2010:
			Range of Possible
			Percentages Earned After
	EBITDA Margin for Fiscal	% of Award Earned	Giving Effect to Stock
	Year 2010	and Paid Out	Price Multiplier
Threshold for Payout	4.3%	50%	25 – 100%
Target Payout	5.3%	100%	50 – 200%
Maximum Payout	6.3% or higher	200%	100 –400%

For 2011:
			Range of Possible
			Percentages Earned After
	EBITDA Margin for Fiscal	% of Award Earned	Giving Effect to Stock
	Year 2011	and Paid Out	Price Multiplier
Threshold for Payout	7.1%	50%	25-100%
Target Payout	8.1%	100%	50-200%
Maximum Payout	9.1% or higher	200%	100-400%

     For cycles in progress for which it is still possible to earn an award, the following charts summarize the potential payouts at different levels of performance of the applicable objective:

2010 – 2012 Performance Period

For 2010:

	EBITDA Margin for Fiscal	% of Award Earned
	Year 2010	and Paid Out
Threshold for Payout	4.3%	50%
Target Payout	5.3%	100%
Opportunity Payout	6.3%	200%
Maximum Payout	6.8% or higher	300%

For 2011:

	EBITDA Margin for Fiscal	% of Award Earned
	Year 2011	and Paid Out
Threshold for Payout	7.1%	50%
Target Payout	8.1%	100%
Opportunity Payout	9.1%	200%
Maximum Payout	9.6% or higher	300%

2011 – 2013 Performance Period

For 2011:

	EBITDA Margin for Fiscal	% of Award Earned
	Year 2011	and Paid Out
Threshold for Payout	7.1%	50%
Target Payout	8.1%	100%
Opportunity Payout	9.1%	200%
Maximum Payout	9.6% or higher	300%

     Since there is no stock multiplier for the 2010-2012 and 2011-2013 performance periods that relate to the entire three year period, the portion of the awards based upon 2010 and 2011 performance has been determined. In 2010, the Company achieved at a level which will result in an approximately 240% payout with respect to the 2010 portion of the 2010-2012 performance period and a 59.5% payout with respect to the 2011 portion of the 2010-2012 and 2011-2013 performance periods. These portions will be paid after the entire three year performance period has been completed. See the column headed “Non-Equity Incentive Plan Compensation” and the related footnote in the table under Summary Compensation Table below.

  Restricted Shares or Restricted Share Units. The Compensation Committee grants restricted shares of Common Stock or restricted share units that are subject to forfeiture if the grantee does not continue as an employee of Meritor or a subsidiary or affiliate for a restricted period of at least three years (subject to certain exceptions in the event of death, disability or retirement). The period under which an employee receives severance is included for the purposes of vesting. Restricted shares have all the attributes of outstanding shares during the restricted period, including voting and dividend rights, except that the shares are held by the Company and cannot be transferred by the grantee. Cash dividends, if any, during the restricted period are reinvested in additional restricted shares of Common Stock, which will vest or be forfeited at the same time as the underlying shares. Restricted share units represent the right to receive one share of Common Stock upon the vesting date, subject to terms and conditions. Dividends during the restricted period are not paid or accrued on restricted share units.

     Fiscal Year 2011 Long-term Incentive Payouts. The Compensation Committee provided long-term incentives to the Named Executive Officers under the 2007 LTIP in the form of grants of restricted share units and target awards under a three-year cash performance plan for the period ended September 30, 2011. This equity grant and the cash performance plan each represented one-half of the total value of the long-term incentive opportunity awarded to the individual in that year, based on an assumed share price of $3.88 per share, which was the closing price on the date of grant. The allocation among the two types of grants is intended to award achievement of performance objectives as well as continued employment, without regard for performance levels, during a difficult industry period.

     Despite the economic downturn and global financial crisis which began in fiscal year 2009, the Company achieved the key operational objective for the three year period ended September 30, 2011 as follows:

  Cash Performance Plans. The Compensation Committee reviewed the Company’s ROIC for 2009 and EBITDA margin for 2010 and 2011 and determined that it achieved the specified operational objectives at an 86.5% level before the application of the stock price multiplier. Application of the stock price multiplier decreased the amounts paid to 64.75%. Payments were made in cash. See the column headed “Non-Equity Incentive Plan Compensation” and the related footnote in the table under Summary Compensation Table for information on actual cash payments under the 2007 LTIP with respect to fiscal year 2011 for each Named Executive Officer.

The component of the long-term incentive program rewarding continued employment will be paid out as follows:

  Restricted Share Units. The restricted share units of awarded to the Named Executive Officers in fiscal year 2009 will vest on January 2, 2012 for each of the Named Executive Officers.

     Fiscal Year 2011 Awards. In fiscal year 2011, long-term incentives were provided to the Named Executive Officers in the form of grants of restricted share units of Common Stock and target awards under cash performance plans, as described below. The equity grant represents one-half, and the cash performance plan represents one-half, of the total value of the long-term incentive opportunity for the individual in that year.

  Restricted Share Units. The Compensation Committee awarded restricted share units to the Named Executive Officers (subject to shareowner approval of the 2010 LTIP, which was received at the 2011 Annual Meeting). These restricted share units will vest upon the grantee’s continued employment with Meritor through the end of the three year restricted period and be paid out on December 1, 2013. Pursuant to the terms of the grant, dividends are not paid or accrued on these restricted share units during the restricted period. The grant was made based on an assumed share price of $18.76 per share, which was the closing price on the date of grant.

  Cash Performance Plans. The Compensation Committee established a performance plan with a three-year performance period ending September 30, 2013, granted target awards, expressed as cash payments, to the Named Executive Officers and established performance objectives for the first year of the plan based on the Company’s EBITDA margin, as described above. No earnings are accrued or paid on these awards.

     See the table under the heading Grants of Plan-Based Awards for information on the specific grants of restricted share units and cash awards under performance plans to each of the Named Executive Officers in fiscal year 2011. See also the narrative under Employment Agreements thereafter for a description of an agreement entered into in 2011 with Mr. Reinhardt relating to his termination from the Company.

     The Compensation Committee’s practice in recent years with respect to timing of annual equity-based awards has been to establish December 1 as the standard grant date, whenever possible. If a special meeting is required in December in order to approve the grants for the three year cycle, the date of grant may be delayed until January 2. The timing of the grant date does not impact the terms of the grant of restricted shares or restricted share units. However, under the FASB’s compensation guidance, the Company measures the fair value of stock-based awards, which is recognized in the Company’s financial statements, based on the closing price of the Common Stock on the grant date. The purpose of establishing a standard grant date for the Company’s annual grant of equity-based long-term incentive awards is to avoid any issue of whether a grant precedes or follows public disclosure of material information. The Company normally announces its fiscal year earnings in mid-November, and use of December 1 (or January 2, as the case may be) as a standard grant date provides the market sufficient time to absorb and reflect the information, whether positive or negative, prior to measurement of fair value for accounting purposes.

     Pension and Retirement Plans. The Company maintains a tax-qualified defined contribution savings plan, as well as a supplemental savings plan that provides for contributions without regard to the limitations imposed by the IRC on qualified defined contribution plans. All of the Named Executive Officers may participate in the Company’s qualified and supplemental savings plans on the same basis as other eligible employees.

     Under the qualified savings plan, a participant can defer up to 20% of his eligible pay, on a before-tax or after-tax basis, subject to annual IRC limits, and the Company matches deferrals at the rate of 100% on the first 3% and 50% on the next 3% of eligible pay. This match was suspended on February 1, 2009 as a temporary cost-cutting measure due to worsening economic conditions, but was reinstated on November 16, 2009. “Eligible pay” includes base salary and annual bonus under the ICP. If an executive elects to participate in the supplemental savings plan, he can continue to contribute on a before-tax basis, even though his qualified savings plan contributions or his eligible pay have reached the annual IRC limits. Both participant contributions and Company matching contributions to the qualified and supplemental savings plans are always 100% vested.

     The Named Executive Officers participate in both the qualified and supplemental savings plans. Employee contributions made by Named Executive Officers to the savings plans in fiscal year 2011 are included in the column headed “Salary”, and the Company’s matching contributions are included in the column headed “All Other Compensation,” in each case in the table under Summary Compensation Table below.

     The Company maintains a tax-qualified, non-contributory defined benefit pension plan that covers eligible employees hired before October 1, 2005, and a supplemental pension plan that provides benefits to the participants without regard to the limitations imposed by the IRC on qualified pension plans. Mr. McClure, Mr. Baker and Ms. Lehmann participate in these plans on the same basis as other employees, except that, pursuant to the terms of his original employment agreement, Mr. McClure earned two years of pension service for each year he was employed through December 31, 2007 when his benefit under this defined benefit plan was frozen. The present value of accumulated pension benefits for these Named Executive Officers is reported in the table under the heading Pension Benefits below.

     Employees hired on or after October 1, 2005, including Messrs. Craig, Ott and Reinhardt, are not eligible to participate in the defined benefit pension plans, and the Company instead makes additional contributions each year (ranging from 2% to 4% of base salary plus annual bonus, depending on age) to their accounts in the Company’s qualified and supplemental savings plans. The amounts contributed by the Company to the savings plans on behalf of Named Executive Officers as pension contributions are included in the column headed “All Other Compensation” in the table under Summary Compensation Table below.

     Benefits under the Company’s defined benefit pension plans were frozen, beginning January 1, 2008, and replaced with additional annual Company contributions (ranging from 2% to 4% of base salary plus annual bonus, depending on age) to the savings plans and supplemental savings plans for the accounts of eligible employees, including Messrs. McClure and Baker and Ms. Lehmann. See Pension Benefits below for further information on this change. In order to compensate Mr. McClure for the elimination of the special service credit under the defined benefit program, the Compensation Committee approved additional defined contributions to the supplemental savings plan on his behalf in an amount equal to five times what he would otherwise be entitled to receive.

     Perquisites. In fiscal year 2006, the Compensation Committee determined to phase out most perquisite programs (including company cars, club memberships, and reimbursement for financial services) and related gross-ups for payment of income taxes, and replace them with uniform cash payments (see the column headed “All Other Compensation” in the table under Summary Compensation Table below). As a result, the value of total perquisites provided in fiscal year 2011 for each Named Executive Officer was less than $10,000. See the footnote related to “All Other Compensation” in the table under Summary Compensation Table below.

     Health and Welfare Benefits. The Company maintains health and welfare benefits, including medical, dental, vision, disability and life insurance programs, and the Named Executive Officers are entitled to participate in these programs on the same basis as other employees. Providing these benefits is necessary for the Company to remain competitive with other employers.

     Employment Agreements and Retention Awards. The Compensation Committee believes it is appropriate to enter into agreements with executive officers relating to certain terms of their employment (including the effects of termination without cause), and in some cases to make special retention awards of service-based restricted shares of Common Stock or restricted share units. The purpose of these agreements and awards is to provide incentives to attract candidates for officer positions and to motivate key individuals to continue their services. The current employment agreements with the Named Executive Officers are described below under the heading Employment Agreements.

Stock Ownership Guidelines

     As noted above, alignment of the financial interests of Meritor’s key executives with those of its shareowners is a fundamental objective of the Compensation Committee’s program and helps to carry out its “pay for performance” philosophy. Accordingly, Meritor has for many years set minimum ownership guidelines that require each officer and other executive to own a minimum number of shares of Meritor Common Stock. The current minimum stock ownership guidelines require ownership of the following number of shares of Meritor Common Stock:

Minimum Number of Shares Owned
Chief Executive Officer	600,000
Chief Operating Officer and Chief Financial Officer	175,000
Other Executive Officers	75,000
Corporate Secretary	35,000
Other Executives subject to the guidelines	10,000

     Shares owned directly (including unvested restricted shares of Common Stock) or through savings plans of Meritor and unvested restricted share units are considered in determining whether an executive meets the ownership guidelines. Shares subject to unexercised stock options are not considered. The ownership guidelines provide a transition period during which executives may achieve compliance. In general, this period ends as of the date that is five years after the date the ownership guidelines become applicable to the executive. As of October 31, 2011, all of the Named Executive Officers have satisfied their ownership requirements, taking into account the transition period.

Clawback Policy

     Our 2010 LTIP has a clawback provision applicable to awards that were subsequently the subject of a restatement of financial statements within one year due to misconduct or culpable conduct. The Committee will be reviewing our company’s clawback policy in light of the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act concerning executive compensation policies when regulations thereon are issued, which is expected in 2012.

Anti-Hedging Policy

     The Board of Directors has adopted, as part of the insider trading policy, prohibitions against directors, officers and employees, and certain related persons, from (i) selling company securities “short”, (ii) trading in exchange-traded or other third party options, warrants, puts and calls or similar instruments on company securities, (iii) holding company securities in margin accounts and (iv) engaging in any hedging or monetization transactions involving company securities.

Tax Deductibility of Executive Compensation

     Section 162(m) of the IRC generally limits the deductibility of compensation paid to each Named Executive Officer to $1,000,000 per year, other than the chief financial officer. An exception to this rule exists for any compensation that is “performance based,” as defined in the IRC. Annual incentive awards are designed to be “performance based” for purposes of Section 162(m) and would not be subject to the deductibility limit. Long-term awards are intended to be

“performance-based” as well, but depending upon the design of the plan may or may not be subject to the deductibility limit. However, salaries, service-based restricted shares or restricted share units, special employment and retention incentives, and special annual bonus payments do not qualify as “performance based” compensation for this purpose.

     Although the Compensation Committee’s policy is to structure compensation arrangements when possible in a manner that will avoid limits on deductibility, it is not a primary objective of the Company’s compensation program. In the view of the Committee, meeting the objectives stated above is more important than the ability to deduct the compensation for tax purposes.

Cautionary Statement

     The information appearing in this Compensation Discussion and Analysis, and elsewhere in this proxy statement, as to performance metrics, objectives and targets relates only to incentives established for the purpose of motivating executives to achieve results that will help to enhance shareowner value. This information is not related to the Company’s expectations of future financial performance, and should not be considered as or correlated with any guidance issued by the Company regarding its future earnings, free cash flow or other financial measures.

SUMMARY COMPENSATION TABLE

     The information set forth below reflects compensation, from all sources, awarded to, earned by or paid to our chief executive officer, chief financial officer, former chief operating officer, and the other three most highly compensated executive officers of the Company (“Named Executive Officers”) for the fiscal years ended September 30, 2009, 2010 and 2011 (except as noted). The compensation reported below is for services rendered in all capacities to Meritor and its subsidiaries.

						Change in
						Pension Value
						and Non-
						Qualified
					Non-Equity	Deferred
					Incentive Plan	Compensation	All Other
	Fiscal	Salary[2]	Bonus[3]	Stock Awards[4]	Compensation[5]	Earnings[6]	Compensation[7]	Total
Name and Principal Position[1]	Year	($)	($)	($)	($)	($)	($)	($)
Charles G. McClure, Jr.	2011	$1,184,500	$0	1,500,050	$2,454,625	$107,310	$815,770	6,062,255
Chairman of the Board, Chief	2010	1,151,917	0	1,500,037	4,394,000	279,170	281,384	7,606,508
Executive Officer and President	2009	1,068,542	0	1,087,470	0	305,741	629,953	3,091,706
(principal executive officer)

Jeffrey A. Craig	2011	492,340	0	499,954	762,100	0	123,591	1,877,985
Senior Vice President, Chief	2010	466,713	75,000	499,730	1,205,042	0	60,577	2,307,062
Financial Officer (principal	2009	397,683	0	362,490	0	0	77,336	837,509
financial officer)

Vernon G. Baker, II	2011	515,000	0	299,972	525,688	41,704	113,520	1,495,884
Senior Vice President and General	2010	500,833	0	299,838	971,500	108,192	64,442	1,944,805
Counsel	2009	464,583	0	216,730	0	118,582	91,149	891,044

Mary A. Lehmann	2011	350,200	50,000	299,972	457,708	9,222	62,482	1,229,584
Senior Vice President,	2010	340,567	0	299,838	790,220	29,489	49,527	1,509,641
Treasury and Corporate
Developments

Larry E. Ott	2011	350,000	250,000	524,979	344,313	0	53,315	1,522,607
Senior Vice President,
Human Resources

Carsten J. Reinhardt	2011	496,975	0	599,945	704,608	0	245,904	2,047,432
Former Senior Vice President and	2010	588,917	75,000	599,676	1,558,400	0	65,188	2,887,181
Chief Operating Officer	2009	511,042	0	435,550	0	0	97,123	1,043,715
____________________

[1]	The table reflects the positions held with Meritor at September 30, 2011. Ms. Lehmann was not a Named Executive Officer prior to fiscal year 2010. Accordingly, her compensation for periods prior to fiscal year 2010 is not included in the table. Mr. Ott was hired in August 2010 and was not a Named Executive Officer prior to fiscal year 2011. Accordingly, his compensation for periods prior to fiscal year 2011 is not included in the table.

[2]	This column includes amounts contributed by the Named Executive Officers to the Company’s tax-qualified 401(k) savings plan and the related nonqualified supplemental savings plan (see Non-qualified Deferred Compensation below).

[3]	This column includes (i) a special signing bonus paid to Mr. Ott in fiscal year 2011, (ii) a special award made to Ms. Lehmann in 2011 in connection with the sale of the Company’s Body Systems business and (iii) special awards made in fiscal year 2010 to Mr. Reinhardt and Mr. Craig in recognition of special achievement during the 2010 fiscal year.

4	Represents the grant date fair value computed in accordance with the FASB ASC Topic 718. Information on the assumptions used in valuation of the grants is included in Note 18 of the Notes to Consolidated Financial Statements in the Form 10-K, which is incorporated herein by reference. These amounts may not reflect the actual value realized upon vesting, settlement or exercise, if any.

[5]	This column includes cash payouts under (a) a cash performance plan established pursuant to the Company’s long term incentive plans with respect to three-year performance periods ended September 30, 2011 and September 30, 2010, and (b) the ICP with respect to annual bonuses for fiscal year 2011 and 2010, in the amounts set forth below. There were no cash payouts under any long term incentive plan with respect to the three-year performance period ended September 30, 2009 or under the ICP with respect to annual bonuses for fiscal year 2009. No earnings were paid or accrued on outstanding awards during the fiscal year. All payouts were in the form of cash.

Name	2011 LTIP Payout	2011 ICP Payout
Charles G. McClure, Jr.	$971,250	$888,375
Jeffrey A. Craig	323,750	240,016
Vernon G. Baker, II	194,250	212,438
Mary A. Lehmann	194,250	144,458
Larry E. Ott	80,938	144,375
Carsten J. Reinhardt	366,899	241,845

Name	2010 LTIP Payout	2010 ICP Payout
Charles G. McClure, Jr.	$825,000	$2,369,000
Jeffrey A. Craig	165,000	640,042
Vernon G. Baker, II	165,000	566,500
Mary A. Lehmann	165,000	385,220
Carsten J. Reinhardt	275,000	803,400

This column also includes the portion of the long term incentive plan for the three year performance period ending September 30, 2012 that has been earned for 2010 and 2011 performance, respectively, and the portion of the long term incentive plan for the three year performance period ending September 30, 2013 that has been earned for 2011 performance. This portion will not be paid out until the entire three year performance period under the applicable plan has been completed.

Name	2010 Year of 2010-2012 LTIP	2011 Year of 2010-2012 LTIP	2011 Year of 2011-2013 LTIP
Charles G. McClure, Jr.	$1,200,000	297,500	297,500
Jeffrey A. Craig	400,000	99,167	99,167
Vernon G. Baker, II	240,000	59,500	59,500
Mary A. Lehmann	240,000	59,500	59,500
Larry Ott	-	59,500	59,500
Carsten J. Reinhardt	480,000	95,864	0

See Compensation Discussion and Analysis above and Grants of Plan-Based Awards below for information on long-term incentive target awards made in fiscal year 2011 for the three-year performance period ending in fiscal year 2013 and annual bonus targets for fiscal year 2011.

[6]	This column includes the change in actuarial present value of accumulated pension benefits of the Named Executive Officers under all defined benefit pension plans accrued during the period between the pension plan measurement dates used for financial statement reporting purposes for the reported fiscal year and the prior year. The amounts used for 2008 were based on a measurement date of June 30. Effective as of September 30, 2009, the Company changed its measurement date for accounting purposes from June 30 to September 30. As a result, the amounts for fiscal year 2009 were measured as of September 30, 2009, and the net increase in the present value of accrued benefits has been pro-rated by 12/15ths to account for 15 months of benefit growth from the prior fiscal year's information. See the table under Pension Benefits below for additional information. There were no above-market or preferential earnings on compensation that was deferred on a basis that is not tax-qualified during the fiscal year for the Named Executive Officers. See Pension Benefits below for information on years of service and accumulated pension benefits for Messrs. McClure and Baker and Ms. Lehmann under the Company’s tax-qualified and non-qualified defined benefit retirement plans. Messrs. Craig, Ott and Reinhardt are not eligible to participate in these plans.

7	This column includes the following amounts for 2011: (a) amounts contributed by the Company to the accounts of the Named Executive Officers under the employee savings plan and related supplemental savings plan, including additional amounts contributed in lieu of participation in the Company’s defined benefit retirement plans (see Pension Benefits below); (b) cash allowances in lieu of perquisites (see Compensation Discussion and Analysis – Elements of the Meritor Compensation Program – Components – Perquisites above); and (c) in the case of Mr. Reinhardt, severance; in each case, in the amounts disclosed in the table below:

Type of Compensation	McClure	Craig	Baker	Lehmann	Ott	Reinhardt
Employer savings plan contributions	$781,770	$96,591	$86,520	$35,482	$26,315	$103,153
Cash allowances in lieu of perquisites	$34,000	$27,000	$27,000	$27,000	$27,000	$21,726
Severance Payment	$0	0	0	0	0	$121,025
____________________
Total perquisites for each Named Executive Officer in fiscal 2011 did not exceed a value of $10,000 and have not been included in this column.

GRANTS OF PLAN-BASED AWARDS

     The Compensation Committee made the following grants to the Named Executive Officers under the ICP and the 2010 LTIP in fiscal year 2011. No consideration was paid by the Named Executive Officers for these awards.

					Estimated Future Payouts Under Non- Equity Incentive Plan Awards[1]
Name	Plan Name	Grant Date	Date of Compensation Committee Action	Type of Award	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards (# of shares)[2]	Grant Date Fair Value of Stock and Option Awards[3]
Charles G. McClure, Jr.	2010	12/01/10	11/03/10	Restricted	—	—	—	79,960	1,500,050
	LTIP			share units

	2010			Cash performance	750,000	1,500,000	4,500,000	—	—
	LTIP			plan targets

	ICP			Annual incentive	296,125	1,184,500	2,396,000	—	—
				plan targets

Jeffrey A. Craig	2010	12/01/10	11/03/10	Restricted share	—	—	—	26,650	499,954
	LTIP			units

	2010			Cash performance	250,000	500,000	1,500,000	—	—
	LTIP			plan targets

	ICP			Annual incentive	80,005	320,021	640,042	—	—
				plan targets

Vernon G. Baker, II	2010	12/01/10	11/03/10	Restricted share	—	—	—	15,990	299,972
	LTIP			units

	2010			Cash performance	150,000	300,000	900,000	—	—
	LTIP			plan targets

	ICP			Annual incentive	70,813	283,250	566,500	—	—
				plan targets

Mary A. Lehmann	2010	12/01/10	11/03/10	Restricted share	—	—	—	15,990	299,972
	LTIP			units

	2010			Cash performance	150,000	300,000	900,000	—	—
	LTIP			plan targets

	ICP			Annual incentive	48,153	192,610	385,220	—	—
				plan targets

Larry E. Ott	2010	12/01/10	11/03/10	Restricted share	—	—	—	27,984	524,979
	LTIP			units

	2010			Cash performance	150,000	300,000	900,000	—	—
	LTIP			plan targets

	ICP			Annual incentive	48,125	192,500	385,000	—	—
				plan targets

Carsten J. Reinhardt	2010	12/01/10	11/03/10	Restricted share	—	—	—	31,980	599,945
	LTIP			units

	2010			Cash performance	300,000	600,000	1,800,000	—	—
	LTIP			plan targets

	ICP			Annual incentive	100,425	401,700	803,400	—	—
				plan targets

1	These columns include target amounts for awards under three-year cash performance plans established pursuant to the 2010 LTIP and target amounts for annual incentive awards under the ICP. Potential payout amounts for threshold, target and maximum performance are expressed as dollar amounts. Awards may, at the discretion of the Compensation Committee, be paid out in the form of shares of Common Stock, with the number of shares determined based on the market price at the time of payout. See Compensation Discussion and Analysis above for further information on the terms of ICP awards and LTIP awards in fiscal year 2011. Actual ICP payouts and LTIP payouts for fiscal year 2011 are reported in the column headed “Non-Equity Incentive Plan Compensation” and the related footnote under Summary Compensation Table above.

2	This column includes grants of service-based restricted share units (see Compensation Discussion and Analysis above).

3	This column includes the grant date fair value of restricted share units of Common Stock granted in fiscal year 2011, computed in accordance with the FASB ASC Topic 718. Information on the assumptions used in valuation of the grants is included in Note 18 of the Notes to Consolidated Financial Statements in the Form 10-K, which is incorporated herein by reference. There were no dividends paid by the Company on its Common Stock in 2011.

Employment Agreements

     Officer Employment Letters. The officers of the Company entered into employment letters with the Company in fiscal year 2009, which replaced any previous employment letters with such officers. Mr. Ott entered into an employment letter in fiscal year 2010 upon his employment. Under the terms of these letters, if the Company terminates the executive’s employment without cause, the executive will receive:

  any accrued and unpaid compensation;

  monthly severance pay for a period of 36 months for Mr. McClure, 30 months for Mr. Craig and 24 months for Mr. Baker, Ms. Lehmann and Mr. Ott;

  pro rata participation in the current year annual bonus;

  pro rata participation in the cash portion of long-term incentive cycles under the terms of the applicable plan (which provide payout for only those existing long-term incentive cycles that began more than a year before the last day employed), based on the portion of the performance cycle that has elapsed as of the last day employed;

  continuation of health and welfare benefits (other than accidental death and dismemberment (“ADD”) and long-term and short-term disability coverage) throughout the severance period (or until the executive becomes subsequently employed and covered by the health plan of the new employer);

  vesting or forfeiture of special grants of service-based restricted shares, performance shares or restricted share units as determined under the agreement relating to the grant;

  vesting or forfeiture of all other restricted shares, performance shares or restricted share units based on the terms of the applicable plans, which provide for vesting based on the portion of the restricted period that has elapsed as of the end of the severance period for restricted shares or restricted share units and forfeiture for performance shares; and

  outplacement services for twelve months not to exceed $10,000.

     The officer employment letters also provide for vesting in accordance with the terms of the applicable plans for all equity grants in the event of a Change in Control (as defined in those plans) as well as the severance benefits described above if a separation of service results from a Change in Control or within one year thereafter (provided the full target amount of annual bonus will be paid in that event rather than a pro rata portion). The officer employment agreements also provide for payments in the event of death and disability which are comparable to those provided under prior agreements. These are described further under Potential Payments Upon Termination or Change in Control below.

Reinhardt Termination Agreement

          Effective as of July 20, 2011, the Company entered into an agreement with Mr. Reinhardt regarding his termination of employment. Under the terms of the agreement, Mr. Reinhardt’s employment with the Company was terminated on July 20, 2011 (the “Termination Date”). Upon termination of his employment on the Termination Date,

Mr. Reinhardt became entitled to the following benefits, which are substantially in accordance with the terms of Mr. Reinhardt’s employment letter:

  monthly severance pay equal to $51,500 per month for a period of 30 months, paid in equal semi-monthly installments;

  continued health and certain other benefit coverage through January 31, 2014 (although with respect to health, such coverage will terminate if he subsequently becomes covered by a health plan of a new employer);

  continued vesting of all of his outstanding restricted shares and restricted share units through the vesting period;

  continued eligibility for a pro rated annual incentive award for 2011 (at his target award of 65% of his base salary) based on time actually worked, payable in accordance with the terms of the Company’s annual incentive compensation plan;

  continued eligibility for a target cash award, if any, on a pro rata basis under the Company’s long term incentive plan for the fiscal year 2009-2011 cycle and the fiscal year 2010-2012 cycle, in accordance with the terms of such plan, subject to approval of the Compensation Committee; and

  outplacement assistance for twelve months not to exceed $10,000.

          The terms of these agreements are subject to modification to the extent necessary to comply with the requirements of Section 409A of the IRC relating to deferred compensation.

     See Potential Payments Upon Termination or Change in Control below for information on the amounts that would be payable to the Named Executive Officers if their employment had been terminated at the end of fiscal year 2011.

Description of Plan-Based Awards

     See Compensation Discussion and Analysis–Elements of the Meritor Compensation Program–Components–Annual Incentives and – Long-Term Incentives above for information on the types of plan-based awards that were made in fiscal year 2011 and are reported in the table above, the applicable performance objectives, and how payouts are calculated. See the column headed “Non-Equity Incentive Plan Compensation” and the related footnote in the table under Summary Compensation Table above for information on actual bonus payments and long term incentive payments made with respect to fiscal year 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2011

     The following unexercised stock options, unvested restricted shares of Common Stock and unvested restricted share units were held by the Named Executive Officers as of September 30, 2011.

	Option Awards			Stock Awards

					Number	Market Value of
					of Shares	Shares or
	Number of securities				or Units of	Units of
	underlying unexercised		Option		Stock That	Stock That
	options[1]		Exercise	Option	Have Not	Have Not
	(#)		Price	Expiration	Vested[2]	Vested[3]
Name	Exercisable	Unexercisable	($)	Date	(#)	($)
Charles G. McClure, Jr.	100,000	—	$18.48	8/9/2014	—	—
	300,000	—	$12.78	7/25/2018	—	—
	—	—	—	—	644,060	4,547,064

Jeffrey A. Craig	—	—	—	—	214,650	1,515,429

Vernon G. Baker, II	—	—	—	—	—	—
	60,000	—	19.85	1/21/2012	—	—
	30,000	—	15.32	11/22/2012	—	—
	30,000	—	17.94	11/17/2013	—	—
	—	—	—	—	128,390	906,433

Mary A. Lehmann	—	—	—	—	128,390	906,433

Larry E. Ott	—	—	—	—	27,984	197,567

Carsten J. Reinhardt	—	—	—	—	257,780	1,819,927
____________________

1	This column includes options granted to the Messrs. McClure and Baker in fiscal year 2004 and earlier and a grant to Mr. McClure in July 2008, all of which have vested. Other than the grant to Mr. McClure, the Company has not granted stock options to employees since fiscal year 2004, and none of the other Named Executive Officers hold any stock options.

2	This column includes the following separate grants of restricted share units that vest upon continuation of employment through the end of the restricted period (or, in the case of Mr. Reinhardt, that vest before the end of the severance period).

				Number
				of Shares
				Held as
				of
Name	Type of Grant	Grant Date	Vesting Date	9/30/11
Charles G. McClure, Jr.	Restricted share units	12/01/2010	12/01/2013	79,960
	Restricted share units	12/01/2009	12/01/2012	177,100
	Restricted share units	01/02/2009	01/02/2012	387,000

Jeffrey A. Craig	Restricted share units	12/01/2010	12/01/2013	26,650
	Restricted share units	12/01/2009	12/01/2012	59,000
	Restricted share units	01/02/2009	01/02/2012	129,000

Vernon G. Baker, II	Restricted share units	12/01/2010	12/01/2013	15,990
	Restricted share units	12/01/2009	12/01/2012	35,400
	Restricted share units	01/02/2009	01/02/2012	77,000

Mary A. Lehmann	Restricted share units	12/01/2010	12/01/2013	15,990
	Restricted Share Units	12/01/2009	12/01/2012	35,400
	Restricted Share Units	01/02/2009	01/01/2012	77,000

Larry E. Ott	Restricted share units	12/01/2010	12/01/2013	27,984

Carsten J. Reinhardt	Restricted share units	12/01/2010	12/01/2013	31,980
	Restricted share units	12/01/2009	12/01/2012	70,800
	Restricted share units	01/02/2009	01/02/2012	155,000
____________________

3	Based on the number of shares held multiplied by the NYSE Closing Price on September 30, 2011 ($7.06 per share), which is the last trading day in the Company’s 2011 fiscal year.

OPTION EXERCISES AND STOCK VESTED

     The following table includes information with respect to service-based restricted shares of Common Stock held by the Named Executive Officers that vested during the 2011 fiscal year or stock options exercised during the 2011 fiscal year.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares
	Acquired on Exercise	on Exercise[2]	Acquired on Vesting[1]	Value Realized on Vesting[2]
	(#)	($)	(#)	($)
			Restricted Shares
Name of Executive Officers
Charles G. McClure, Jr.	—	—	317,501	5,667,448
Jeffrey A. Craig	—	—	48,799	947,111
Vernon G. Baker, II	33,000	106,838[2]	32,411	665,074
Mary A. Lehmann	—	—	43,194	740,447
Larry E. Ott	—	—	—	—
Carsten J. Reinhardt	—	—	62,453	1,172,118

____________________

1	The number of shares acquired on vesting of restricted shares includes the number of restricted shares originally granted plus additional shares purchased periodically through reinvestment of quarterly dividends during the restricted period.

2	The amount in the table is based on the NYSE Closing Price on the date of vesting of restricted shares or option exercise, as the case may be, multiplied by (i) the number of shares acquired upon vesting of restricted shares, in the case of restricted shares, or (ii) the number of shares acquired upon exercise of the options less the exercise price, in the case of options. If the date of vesting or exercise was not a trading date, the trading day next preceding the date is used.

PENSION BENEFITS

     Meritor has a tax-qualified defined benefit retirement plan covering salaried and non-represented U.S. employees hired prior to October 1, 2005. Sections 401(a)(17) and 415 of the IRC limit the annual benefits that may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, the Company has established a non-qualified supplemental plan that authorizes the payment out of the Company’s general funds of any benefits calculated under provisions of the tax-qualified retirement plan that may be above limits under these sections. Participation in Meritor’s defined benefit retirement plans was terminated on December 31, 2007 and benefits were frozen as of a specified date, as described below.

     The following table shows the years of credited service and the actuarial present value of the accumulated benefit under Meritor’s qualified and nonqualified defined benefit retirement plans for Messrs. McClure and Baker and Ms. Lehmann as of September 30, 2011 (the pension plan measurement date used for financial statement reporting purposes), assuming retirement at age 62. Effective as of September 30, 2009, the Company changed its measurement date for accounting purposes from June 30 to September 30. No payments were made to Messrs. McClure or Baker or Ms. Lehmann during the fiscal year ended September 30, 2011. Because they were hired after October 1, 2005, none of the other Named Executive Officers is eligible to participate in the defined benefit retirement plans.

			Present Value
		Number of Years	of Accumulated
		Credited Service	Benefit[1]
Name of Executive Officer	Plan Name	(#)	($)
Charles G. McClure, Jr.	Meritor Retirement Plan	3.4	$106,850
	Meritor Supplemental	6.8 [2]	1,838,784
	Retirement Plan

Jeffrey A. Craig	Meritor Retirement Plan	—	—
	Meritor Supplemental	—	—
	Retirement Plan

Vernon G. Baker, II	Meritor Retirement Plan	8.4	255,703
	Meritor Supplemental	8.4	500,964
	Retirement Plan

Mary A. Lehmann	Meritor Retirement Plan	3.9	95,365
	Meritor Supplemental	3.9	66,739

Larry E. Ott	Meritor Retirement Plan	—	—
	Meritor Supplemental	—	—
	Retirement Plan

Carsten J. Reinhardt	Meritor Retirement Plan	—	—
	Meritor Supplemental	—	—
	Retirement Plan

____________________

1	Information on the valuation method and material assumptions applied in quantifying the present value of the current accrued benefits is included in Note 20 of the Notes to Consolidated Financial Statements in the Form 10-K, which is incorporated herein by reference.

2	Through the date of termination of participation in the defined benefit retirement plans, Mr. McClure earned two years of credited service for each year served, pursuant to the terms of his employment agreement (see Employment Agreements above). The additional credited service increased the amount reported above as actuarial present value of accumulated benefit under the Meritor Supplemental Retirement Plan by $972,803.

          The plans provide for annual retirement benefits payable on a straight life annuity basis to participating employees, reduced to reflect the cost of Social Security benefits related to service with the Company. The amount of a participant’s annual benefit generally is calculated as 1.5% of the number that is the average of covered compensation for the highest five consecutive years of the ten years preceding retirement, multiplied by years of service, less the Social Security reduction.

     Covered compensation includes base salary for the portion of fiscal year 2008 prior to December 31, 2007 when benefits under this plan were frozen. Covered compensation for fiscal year 2008 was $275,000 for Mr. McClure; $118,750 for Mr. Baker and $75,000 for Ms. Lehmann. The plan credits participants with service earned with Meritor and its predecessor companies, as applicable. The plan also includes “grandfathering” provisions under which the retirement benefits payable to certain long-term employees will be adjusted in some cases to reflect differences between the benefits earned under the plan and those earned under predecessor plans of Arvin Industries, Inc., Meritor Automotive, Inc. or Rockwell International, Inc.

     Participants may generally elect to retire under the plans any time after reaching age 55, with the annual benefit reduced by 6% for each year that the participant receives benefit payments prior to his reaching age 62. As of the last day of fiscal year 2011, only Messrs. Baker and McClure were eligible for early retirement under this provision. In the event of the participant’s death, the plans also provide for the payment of benefits to an employee’s surviving spouse or other beneficiary. The amount of the survivor’s benefit is 60% of the participant’s benefit under the nonqualified plan, and can range from 60% to 100% of the participant’s benefit under the qualified plan, depending on the participant’s election as to benefit payment options.

     See Note 20 of the Notes to Consolidated Financial Statements in the Form 10-K for information on the funded status of the qualified plan. The non-qualified plan is currently unfunded.

     Non-union employees hired on or after October 1, 2005, including Messrs. Craig, Ott and Reinhardt, are not eligible to participate in the defined benefit retirement plans. In addition, the defined benefit retirement plans were amended, effective December 31, 2007, to provide that benefits were frozen for all participating employees as of specified dates. Most participating employees ceased accruing benefits effective January 1, 2008. Some participating employees, who either have at least 20 years of service or are age 50 or older with at least 10 years of service, continued to accrue benefits for an additional transition period, ending June 30, 2011. None of the Named Executive Officers qualifies for this transitional accrual period. For those not eligible to participate in, or whose benefits have been frozen under, the defined benefit retirement plan, the Company makes additional defined contributions to the savings plans on behalf of these individuals, with the amount of the contribution depending on the individual’s salary and age.

     As noted above, Mr. McClure earned two years of credited service under the defined benefit retirement plans for each year served, pursuant to the terms of his employment agreement. The purpose of this additional accrual was to provide Mr. McClure with retirement benefits comparable to those he received at his prior employer. To replace this provision when Mr. McClure’s benefit under the defined benefit retirement plan was frozen on December 31, 2007, the Company began making additional defined contributions to the supplemental savings plan on his behalf in an amount equal to five times what he would otherwise be entitled to receive.

NON-QUALIFIED DEFERRED COMPENSATION

     The following table reflects contributions made by the Named Executive Officers and the Company to the Company’s non-qualified supplemental savings plan in fiscal year 2011, together with earnings on the accounts of the Named Executive Officers under that plan during the fiscal year.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	contributions in	contributions in	earnings in	withdrawals/	balance at last
	last fiscal year[1]	last fiscal year[2]	last fiscal year[3]	distributions	fiscal year end[4]
Name of Executive Officer	($)	($)	($)	($)	($)
Charles G. McClure, Jr.	$232,245	762,588	(58,628)	0	2,544,793
Jeffrey A. Craig	68,017	77,201	(13,505)	0	333,741
Vernon G. Baker, II	66,501	69,372	(165,892)	0	789,084
Mary A. Lehmann	0	16,654	2,065	0	45,928
Larry E. Ott	854	592	3	0	1,449
Carsten J. Reinhardt	70,992	87,028	(26,836)	0	381,456
____________________

1	The amounts reported in this column are included in the amounts reported in the column headed “Salary” for 2011 under Summary Compensation Table above.

2	The amounts reported in this column are included in the amounts reported in the column headed “All Other Compensation” for 2011 under Summary Compensation Table above.

3	“Earnings” reflects changes in aggregate account value at the end of fiscal year 2011 compared to 2010 that do not result from contributions or distributions, including interest, dividends, appreciation or depreciation in stock price and similar items. None of these earnings are reported in the table under Summary Compensation Table.

4	The amounts reported in this column previously were reported as compensation to the Named Executive Officer in the Summary Compensation Table for previous years.

Description of Non-Qualified Supplemental Savings Plan

     The Meritor Supplemental Savings Plan allows certain executives of the Company, including the Named Executive Officers, to defer amounts that cannot be contributed to the tax-qualified 401(k) plan due to deferral and compensation limits imposed by the IRC. Under the 401(k) plan, a participant can defer up to 20% of his eligible pay, on a before-tax or after-tax basis, subject to IRC limits, and the Company matches deferrals at the rate of 100% on the first 3% and 50% on the next 3% of eligible pay. “Eligible pay” includes base salary and annual bonus under the ICP. If an executive elects to participate in the Supplemental Savings Plan, he or she can continue to contribute on a before-tax basis, even though his or her 401(k) plan contributions or his eligible pay have reached the annual IRC limits. Both participant contributions and Company matching contributions to the Supplemental Savings Plan are always 100% vested.

     The Company also makes pension contributions to the 401(k) plan, and these contributions would be made to the Supplemental Savings Plan when eligible pay reaches statutory limits. Company pension contributions to the Supplemental Savings Plan vest 20% after two years of employment and 20% each year thereafter, with full vesting occurring after six years of employment.

     The plan administrator keeps track of contributions under the Supplemental Savings Plan as if they were invested in investment options selected by the participant. These options include a variety of mutual funds and Company Common Stock. Growth of the participant’s account depends on the investment results of the selected mutual funds and/or on the market price of, and the payment of dividends on, Company Common Stock. Earnings for each investment vehicle for fiscal year 2011 were as follows:

Name of Investment Fund	2011 Rate of Return
T. Rowe Price Prime Reserve Fund	.01%
T. Rowe Price Stable Value Fund	3.40%
PIMCO Total Return Fund	.69%
T. Rowe Price Retirement Income Fund	.52%
T. Rowe Price Retirement 2005 Fund	.53%
T. Rowe Price Retirement 2010 Fund	.01%
T. Rowe Price Retirement 2015 Fund	-.49%
T. Rowe Price Retirement 2020 Fund	-1.12%
T. Rowe Price Retirement 2025 Fund	-1.67%
T. Rowe Price Retirement 2030 Fund	-2.16%
T. Rowe Price Retirement 2035 Fund	-2.46%
T. Rowe Price Retirement 2040 Fund	-2.78%
T. Rowe Price Retirement 2045 Fund	-2.68%
T. Rowe Price Retirement 2050 Fund	-2.71%
T. Rowe Price Retirement 2055 Fund	-2.58%
BlackRock Equity Dividend Fund	3.30%
Lord Abbett Small-Cap Value Series	-7.96%
T. Rowe Price Growth and Income Fund	.25%
T. Rowe Price Growth Stock Fund	.23%
Vanguard Institutional Index Fund	1.12%
Vanguard Total International Stock Index Fund	-12.19%
T. Rowe Price Mid-Cap Growth Fund	1.44%
Meritor Common Stock	-54.57%

     Distributions from the Supplemental Savings Plan are made in cash under one of three options, as elected by the participant: (a) a lump sum payment six months following termination of employment; (b) a lump sum payment at the later of age 55 or six months following termination of employment; or (c) ten annual installments payable on January 1 of each year beginning the year after the later of age 55 or six months after termination of employment.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

     The narrative and tables below describe and quantify potential compensation that could be paid to each of the Named Executive Officers by the Company upon termination of his employment as of September 30, 2011, voluntarily or for cause, without cause, upon a change of control, and upon retirement, death or disability. Except as noted below, the amounts disclosed in the table are based on actual compensation through September 30, 2011 and estimates of future compensation. The actual amounts that could be paid to the Named Executive Officers are subject to a number of variables and can only be determined after occurrence of a termination event. Mr. Reinhardt’s employment with the Company was terminated effective July 20, 2011 and accordingly, the table reflects only the amounts actually accrued or paid to him and the discussion below applies to him only with respect to the termination without cause and not the other termination events.

Voluntary Termination of Employment or Involuntary Termination of Employment with Cause

     A Named Executive Officer would be entitled to the following under the Company’s current policies, plans and employment letters upon voluntary termination of employment or involuntary termination of employment with cause. “Cause” is defined as a continued and willful failure to perform duties; gross misconduct that is materially and demonstrably injurious to the Company; or conviction of or pleading guilty (or no contest) to a felony or to another crime that materially and adversely affects the Company.

     Compensation and Benefits. If a Named Executive Officer were to voluntarily resign from his position or be terminated for cause, he or she would be entitled only to accrued and unpaid compensation. Participation in benefit plans would cease upon termination.

     Incentive Plan Payments and Equity Awards. Upon voluntary termination or termination with cause, a Named Executive Officer would not be entitled to annual bonus or long-term incentive cash plan participation and all unvested equity grants (including unvested restricted shares of Common Stock and restricted share units) would be forfeited. Stock options would be exercisable for three months after the termination date (or until their expiration date, if earlier), after which they would be forfeited.

     Savings Plan Distributions. Participants in the qualified savings plan are generally entitled to a lump sum distribution of the vested interest in their savings plan accounts upon any termination of service. Participants in the supplemental (non-qualified) savings plan are entitled to receive distributions of the vested portion of their accounts, either in a lump sum or in ten annual installments, at age 55 or six months after any termination of employment, depending on the election made by the participant. All participant contributions and Company matching contributions to the savings plans, and any related earnings, are immediately 100% vested. Retirement contributions made by the Company to the savings plans in lieu of participation in the defined benefit retirement plans vest 20% for each full year of the participant’s employment beginning with the second year, with full vesting of accounts after completion of six years of service.

     The Named Executive Officers would be entitled to receive a distribution of all of their employee and Company-matching contributions, and any related earnings, from their savings plan accounts upon voluntary termination or termination with cause. The Company also makes savings plan contributions on behalf of Messrs. Craig, Ott and Reinhardt (until his termination), and beginning January 1, 2008, Messrs. McClure and Baker and Ms. Lehmann, in lieu of participation in the defined benefit retirement plans. As of September 30, 2011, these additional retirement contributions had vested (and the Named Executive Officers would be eligible to receive a distribution of their accounts with respect to these distributions upon voluntary termination or termination with cause) in the following amounts: 100% for each of Mr. Baker, Mr. McClure and Ms. Lehmann; 80% for each of Messrs. Craig and Reinhardt; and 0% for Mr. Ott.

Termination of Employment without Cause

     Upon termination without cause, a Named Executive Officer’s compensation and benefits would be governed by the terms of his officer employment or termination letter, as the case may be, as follows:

     Officer Employment Letters. Messrs. McClure, Craig, and Baker and Ms. Lehmann entered into employment letters with the Company in fiscal year 2009, which replaced any previous employment letters with such officers. Mr. Ott entered into an employment letter in fiscal year 2010 upon his employment. Under the terms of these letters, if the Company terminates the executive’s employment without cause, the executive would receive any accrued and unpaid compensation, together with the following severance payments and benefits:

  Severance pay: The executive would receive severance pay, at his then-current salary, for a severance period of 36 months for Mr. McClure, 30 months for Mr. Craig and 24 months for Mr. Baker, Ms. Lehmann and Mr. Ott.

  Annual bonus: The executive would participate in the current year annual bonus on a pro rata basis, for the portion of the year during which he or she was actively employed.

  Long-term incentives (see Grants of Plan-Based Awards and Compensation Discussion and Analysis above for further information on the different types of long-term incentive awards that are currently outstanding):
  Cash performance plans: The executive would participate in the cash portion of each existing long-term incentive cycle that began more than a year before the last day employed on a pro rata basis, for the portion of the three-year performance period during which he or she was actively employed.

  Equity grants:
  Stock options: The executive’s outstanding stock options would remain exercisable for three months after the end of the severance period (but not beyond the original option expiration date).

  Restricted shares and Restricted Share Units: The executive’s outstanding unvested restricted shares and restricted share units would vest through the vesting date or the end of the severance period, whichever is earlier. To the extent not vested by the end of the severance period, unvested restricted shares and restricted share units would be forfeited (except for certain special hiring or retention grants, which would vest in full).

  Benefits: The executive would be entitled to continuation of health and welfare benefits (other than ADD and long-term and short-term disability coverage) throughout the severance period (or until the executive becomes subsequently employed and covered by the health plan of the new employer). The executive also would receive continued life insurance coverage through the end of the severance period.

  Retirement plans: Savings plan participation (including additional contributions in lieu of defined benefit plan participation) would cease at the end of employment.

  Outplacement services: The executive would receive outplacement services at Company expense for twelve months in an amount not to exceed $10,000.

No perquisites are provided to the executive or paid for by the Company during the severance period. Bonus payments and long-term incentive payouts would occur at the time applicable for all participating employees. All other amounts would be payable periodically over the severance period, with timing of some payments delayed to comply with Section 409A of the IRC.

     Reinhardt Termination Agreement. Mr. Reinhardt entered into an agreement under which his employment was terminated on July 20, 2011 (the “Termination Date”). Under this agreement, Mr. Reinhardt became entitled to:

  Severance pay: Monthly severance pay equal to $51,500 per month for a period of 30 months, paid in equal semi-monthly installments.

  Annual bonus. A pro rated annual incentive award for 2011 (at a target award of 65% of his base salary) based on time actually worked, payable in accordance with the terms of the Company’s annual incentive compensation plan.

  Long-term incentives:
  Cash performance plans: Continued eligibility for a target cash award, if any, on a pro rated basis under the Company’s long term incentive plan for the 2009-2011 cycle and 2010-2012 cycle, in accordance with the terms of such plan.

  Restricted shares and restricted share units: Continued vesting of the executive’s outstanding unvested restricted shares and restricted share units through the severance period.
  Benefits. Continuation of health and certain other benefit coverage through the severance period (although with respect to health, such coverage will terminate if he subsequently becomes covered by a health plan of a new employer) and continuation of life insurance coverage, car allowance and financial counseling allowance through January 31, 2014.

  Outplacement. Outplacement assistance for twelve months not to exceed $10,000.

     Savings Plan Distributions. Upon termination without cause, the Named Executive Officers would also be entitled to a distribution of certain amounts in their savings plan accounts, as described above under “Voluntary Termination of Employment or Involuntary Termination of Employment with Cause.”

Termination of Employment upon Change of Control

     Under their employment letters, the current Named Executive Officers would receive substantially the same salary payments and benefits in the case of a termination of employment upon change of control (or within one year thereafter) as those outlined above for a termination of employment without cause, except that the annual bonus for the current year would be paid in full rather than pro rated.

          Payouts with respect to cash performance plans and all equity-based awards are governed by the provisions of the long term incentive plan under which they were granted. The terms of either the 2007 LTIP or the 2010 LTIP cover all outstanding cash awards cash awards or equity awards and provide for immediate vesting and payout of all equity and non-equity long-term incentive awards at target levels upon a change of control. As a result, the amounts for long-term incentive payout and vesting of restricted shares, as well as the totals, would increase to the amounts stated in the tables below if termination of employment occurred on the last day of fiscal year 2011 upon a change of control.

Retirement

     Upon retirement, a Named Executive Officer may be eligible for the following payments and benefits:

     Defined Benefit Retirement Plan. Messrs. McClure and Baker and Ms. Lehmann participate in the Company’s defined benefit retirement plans. The present value of each of their accumulated benefits, assuming retirement at age 62, is disclosed above in the table under the heading Pension Benefits. Each of these executives (with the exception of Ms. Lehmann) was eligible to retire under the defined benefit retirement plans as of the last day of fiscal year 2011. In the event of their death, their spouse would receive a portion of the pension benefit paid monthly for the remainder of her life. Messrs. Craig and Ott do not participate in the defined benefit retirement plans.

     Savings Plan Distributions. Upon retirement, the Named Executive Officers would be entitled to a distribution of amounts in their savings plan accounts, including any vested Company contributions in lieu of defined benefit pension plan participation, as described above under “Voluntary Termination of Employment or Involuntary Termination of Employment with Cause.”

     Retiree Medical Benefits. All of the Named Executive Officers with the exception of Mr. Baker were hired after January 1, 2001 and therefore are not eligible for benefits under the Company’s retiree medical program. Since Mr. Baker has reached age 55 and has at least 10 years of service, he will be eligible for retiree medical benefits for the period from the date of his retirement to the date of his eligibility for Medicare. The value of these benefits as of September 30, 2011 is included in the table below.

     Incentive Plan Payments and Equity Awards. Upon retirement, Messrs. Baker and McClure would be entitled to participate in any annual bonuses on a pro rated basis. They would also be entitled to cash payouts under the long term incentive plans for each three-year performance cycle on the same basis and to the same extent as if employed for the entire period. Service-based restricted stock would vest in full if granted at least one year prior to retirement, but would be forfeited if granted less than a year prior to retirement. The other Named Executive Officers are not eligible to retire under the Company’s retirement plans at the end of fiscal year 2011 and, therefore, would not be entitled to vesting and payout of these awards.

Death

     In the event of his or her death, a Named Executive Officer’s beneficiary would receive the following benefits:

     Insurance. The Named Executive Officer’s beneficiary would be entitled to the proceeds of Company-sponsored life insurance policies.

     Compensation and Benefits. In addition to any accrued and unpaid compensation, the Named Executive Officer’s spouse and other dependents would be eligible for continuation of medical benefits for a period of six months.

     Incentive Plan Payments and Equity Awards. The Named Executive Officer’s beneficiary would be entitled to a pro rata portion of any annual bonus, based on the portion of the year that he or she was employed. He or she would also be entitled to pro rata cash payouts under the long term incentive plan for each three-year performance plan and full vesting of restricted shares or restricted share units (either immediately or at the end of the restricted period for each grant) in most cases. Outstanding stock options would be exercisable for three years after the date of death or until the expiration of the option, whichever is earlier.

     Savings Plan Distributions. Upon the death of a Named Executive Officer, his or her beneficiary would be entitled to distribution of amounts in the Named Executive Officer’s savings plan accounts, including any vested Company contributions in lieu of defined benefit pension plan participation, as described above under “Voluntary Termination of Employment or Involuntary Termination of Employment with Cause.”

Disability

     In the event of his or her disability, which is defined as the inability to perform the duties of his or her current job as a result of disease or injury, a Named Executive Officer would be entitled to the following benefits:

     Compensation and Benefits. The Named Executive Officer would be entitled to continuation of full or partial salary (depending on years of service) for a period of six months, as short-term disability benefits, after which the Named Executive Officer would receive either 50% or 60% of salary, depending on the benefit election made (with a monthly maximum of $20,000), under the long-term disability program. After 1½ years on long-term disability benefits, continued eligibility would be based on the inability to perform any job for which the Named Executive Officer is qualified by education, training or experience. Medical, dental, vision and life insurance benefits would continue during the period of receipt of long-term disability benefits as if still employed.

     Incentive Plan Payments and Equity Awards. The Named Executive Officer would be entitled to a pro rata portion of any annual bonus, and pro rata participation in any existing three-year cash performance plans, based on the portion of the year or the performance period during which employed or on short-term disability. For grants under the 2007 LTIP and the 2010 LTIP, the Named Executive Officer would be entitled to a pro rata portion of the restricted stock or restricted share units based on actual time worked. Outstanding stock options would continue to be exercisable as provided in their grant terms. Under Mr. McClure’s July 2008 retention grant, he would also be entitled to full vesting of his options.

     Savings Plan Distributions. A Named Executive Officer would be entitled to distributions under the savings plans, as described above under “Voluntary Termination of Employment or Involuntary Termination of Employment with Cause.”

Potential Payments

     Assuming termination for the stated reasons on the last day of fiscal year 2011, and giving effect to the agreements and plan provisions described above, the Named Executive Officers would receive the following estimated payments and benefits under the agreements and plans described above. Amounts attributable to savings plan distributions, life and disability insurance, and health and welfare benefits in the event of death and disability are not included in the tables below because they are available to the Named Executive Officers on the same basis as other salaried employees.

						Vesting of
						Restricted
				Long-		Shares,
				Term		Options	Health and
Charles G.	Severance	Pension	Annual	Incentive		and	Welfare	Outplacement
McClure, Jr.	Pay[1]	Enhancement	Bonus[2]	Payout		RSUs[4]	Benefits	Services	Total
Voluntary
Termination
or Termination
with Cause	0	0	0	0		0	0	0	0

Termination
without
Cause	3,553,500	1,838,784	888,375	2,766,250	[3]	4,547,064	47,073	10,000	13,651,046

Termination
Upon Change
Of
Control	3,553,500	1,838,784	888,375	4,500,000	[5]	4,547,064	47,073	10,000	15,384,796

Retirement	0	1,838,784	888,375	4,266,250	[3]	3,982,546	0	0	10,975,955

Death	0	0	888,375	2,766,250	[3]	4,547,064	0	0	8,201,689

Disability	0	0	888,375	2,766,250	[3]	3,390,702	0	0	7,045,327

					Vesting of
					Restricted
				Long-	Shares,
				Term	Options	Health and
Jeffrey A.	Severance	Pension	Annual	Incentive	and	Welfare	Outplacement
Craig	Pay[1]	Enhancement	Bonus[2]	Payout	RSUs[4]	Benefits	Services	Total
Voluntary
Termination
or Termination
with Cause	0	0	0	0	0	0	0	0

Termination
without
Cause	1,230,850	0	240,016	922,084[3]	1,515,429	37,235	10,000	3,955,614

Termination
Upon Change
Of
Control	1,230,850	0	240,016	1,500,000[5]	1,515,429	37,235	10,000	4,533,530

Retirement	NA	NA	NA	NA	NA	NA	NA	NA

Death	0	0	240,016	922,084[3]	1,515,429	0	0	2,677,529

Disability	0	0	240,016	922,084[3]	1,130,090	0	0	2,292,190

					Vesting of
					Restricted
				Long-	Shares,
				Term	Options	Health and
Vernon G.	Severance	Pension	Annual	Incentive	and	Welfare	Outplacement
Baker, II	Pay[1]	Enhancement	Bonus[2]	Payout	RSUs[4]	Benefits	Services	Total
Voluntary
Termination
or Termination
with Cause	0	0	0	0	0	0	0	0

Termination
without
Cause	1,030,000	0	212,438	553,250[3]	793,544	29,840	10,000	2,629,072

Termination
Upon Change
Of
Control	1,030,000	0	212,438	900,000[5]	906,433	29,840	10,000	3,088,711

Retirement	0	0	212,438	853,250[3]	793,544	100,282	0	1,959,514

Death	0	0	212,438	553,250[3]	906,433	0	0	1,672,121

Disability	0	0	212,438	553,250[3]	675,465	0	0	1,441,153

					Vesting of
					Restricted
				Long-	Shares,
				Term	Options	Health and
Mary A.	Severance	Pension	Annual	Incentive	and	Welfare	Outplacement
Lehmann	Pay[1]	Enhancement	Bonus[2]	Payout	RSUs[4]	Benefits	Services	Total
Voluntary
Termination
or Termination
with Cause	0	0	0	0	0	0	0	0

Termination
without
Cause	700,400	0	144,458	553,250[3]	793,544	29,460	10,000	2,231,112

Termination
Upon Change
Of
Control	700,400	0	144,458	900,000[5]	906,433	29,460	10,000	2,690,751

Retirement	NA	NA	NA	NA	NA	NA	NA	NA

Death	0	0	144,458	553,250[3]	906,433	0	0	1,604,141

Disability	0	0	144,458	553,250[3]	675,465	0	0	1,373,173

					Vesting of
					Restricted
				Long-	Shares,
				Term	Options	Health and
	Severance	Pension	Annual	Incentive	and	Welfare	Outplacement
Larry E. Ott	Pay[1]	Enhancement	Bonus[2]	Payout	RSUs[4]	Benefits	Services	Total
Voluntary
Termination
or Termination
with Cause	0	0	0	0	0	0	0	0

Termination
without
Cause	700,000	0	144,375	259,935	0	29,126	10,000	1,143,436

Termination
Upon Change
Of
Control	700,000	0	144,375	650,000[5]	197,567	29,126	10,000	1,731,068

Retirement	NA	NA	NA	NA	NA	NA	NA	NA

Death	0	0	144,375	259,935	54,880	0	0	459,190

Disability	0	0	144,375	259,935	54,880	0	0	459,190

Vesting of
Restricted
				Long-	Shares,
				Term	Options	Health and
Carsten J.	Severance	Pension	Annual	Incentive	and	Welfare	Outplacement
Reinhardt[6]	Pay	Enhancement	Bonus	Payout	RSUs	Benefits	Services	Total
Termination
without
Cause	1,545,000	0	241,845	942,763	1,819,927	35,433	10,000	4,594,968
____________________

1	Based on annual salary as of the last day of the fiscal year.

2	The executive would be entitled to annual incentive bonus participation for the 2011 fiscal year, based on time actually worked, in accordance with the terms of the ICP. For this purpose, have included actual incentive compensation paid for 2011.

3	Based on the actual amount paid for the cash performance plan with a three-year performance period ended September 30, 2011. For the three-year performance periods ended September 30, 2012 and 2013, payments for the cash performance plans were estimated based on the target award in the case of any future year in the cycle and the portions earned for any years in the cycle that are already completed. See “Non-Equity Incentive Plan” column in Summary Compensation Table and the related footnote. For termination without cause, death and disability, these cycles are pro rated for time worked prior to the event, For retirement (if applicable) a full award is paid. All payments would be made at the time the award would otherwise be paid.

4	Based, as applicable, on the number of unvested restricted share units and unvested restricted shares (plus any additional shares purchased with reinvested dividends through September 30, 2011) as follows:

  in the case of termination upon change of control, the total number granted;

  in the case of termination without cause, the total number of restricted shares and restricted share units that would vest by the end of the executive’s separation period (unvested options would be forfeited);

  in the case of disability, a pro rated number for restricted shares and restricted share units based on active time worked prior to disability;

  in the case of death, full vesting if so provided under the officer’s original employment agreement or pro rata if not; and

  in the case of retirement for Messrs. Baker and McClure, the total number does not include those granted within less than a year.

In each case, the applicable numbers are multiplied by the NYSE Closing Price on September 30, 2011 ($7.06), the last trading day of fiscal year 2011. Since the exercise price of outstanding options in the case of unvested options exceeded the NYSE Closing Price, no value for the vesting of any unvested options was included.

5	Based on payout at 100% of cash targets for the three-year performance periods ending September 30, 2011, 2012 and 2013, respectively and in the case of the period ending September 30, 2011, multiplied by an assumed stock price multiplier of 1.

6	Since Mr. Reinhardt’s employment was terminated without cause effective July 20, 2011, the amounts in this table represent only the amounts actually accrued or paid to him in the event of his termination without cause and not the other termination events as they are no longer applicable to Mr. Reinhardt.

PROPOSAL REGARDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

          The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

          As described in detail under the heading Compensation Discussion and Analysis, we believe our executive compensation program is balanced, seeks to closely align the interests of our named executive officers with the long-term interests of our shareholders, and is focused on pay for performance in support of Meritor’s business objectives. As you review the Compensation Discussion and Analysis section of this proxy statement and the other sections related to executive compensation, you should note the following:

  Our annual incentive compensation plan is structured to measure performance using a variety of financial and non-financial metrics in order to encourage and reward actions that support our long-term success while promoting positive annual results.

  The executives’ non-equity incentive plan compensation is based on the achievement of business objectives that support Meritor’s long-term success.

  A substantial portion of our named executive officers’ compensation is tied to Meritor’s stock performance, such as the stock awards reflected in the Summary Compensation Table, which aligns executive and stockholder interests.

  We utilize three-year vesting cycles for restricted stock unit and long-term cash incentive awards to promote a longer-term focus.

  We respond to economic conditions appropriately, such as by decreasing the named executive officers’ salaries in 2009 in response to the economic environment at the time and by freezing their salaries in 2011.

          The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors.

          Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareowners pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure in the Proxy Statement.”

The Board of Directors recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement, which is presented as Item (2).

PROPOSAL REGARDING ADVISORY VOTE ON THE FREQUENCY OF
AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

          The Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that shareholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the Securities and Exchange Commission, which we refer to as an advisory vote on executive compensation. By voting with respect to this proposal, shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.

          Our Board of Directors has determined that an annual advisory vote on executive compensation will allow our shareholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes that an annual vote is therefore consistent with the Company’s efforts to engage in an ongoing dialogue with our shareholders on executive compensation and corporate governance matters.

          The Company recognizes that the shareholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our shareholders as to their preferences on the frequency of an advisory vote on executive compensation.

          This vote is advisory and not binding on the Company or our Board of Directors in any way. The Board of Directors and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders.

     Shareholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, or three years (or abstain) when voting in response to the resolution set forth below.

“RESOLVED, that the shareholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s named executive officers as set forth in the Company’s proxy statement should be every year, every two years, or every three years.”

The Board of Directors recommends that you vote “FOR” the option of “once every year” as the preferred frequency for advisory votes on executive compensation, which is presented as item (3).

AUDIT COMMITTEE REPORT

     The Audit Committee, in accordance with its written charter, assists the Board in fulfilling its responsibility for monitoring the integrity of the accounting, auditing and financial reporting practices of Meritor. The Audit Committee’s function is more fully described in its charter, which is available in the section headed “Investors – Corporate Governance” on the Meritor website (www.meritor.com).

     Management is responsible for the financial reporting process, including the system of internal controls and disclosure controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The independent auditors are responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity. The Audit Committee does not certify the financial statements or guarantee the independent auditor’s report. The Audit Committee relies, without independent verification, on the information provided to it, the representations made by management and the independent auditors and the report of the independent auditors.

     The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended September 30, 2011 with the Company’s management and with Deloitte & Touche LLP (“Deloitte”), independent auditors. The Audit Committee has also reviewed and discussed communications from both management and Deloitte regarding internal controls over financial reporting, as required by the Public Company Accounting Oversight Board’s Auditing Standard No. 5, “An Audit of Internal Control over Financial Reporting That is Integrated with an Audit of Financial Statements,” and applicable Securities and Exchange Commission rules.

     The discussions with Deloitte also included the matters required to be discussed by Statement on Auditing Standards Standard No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, Deloitte has provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence and the Audit Committee has discussed with Deloitte their independence.

     Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Meritor’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011, filed with the Securities and Exchange Commission.

Audit Committee

David W. Devonshire, Chairman
Victoria B. Jackson Bridges
Ivor J. Evans
Steven G. Rothmeier

INDEPENDENT ACCOUNTANTS’ FEES

     During the last two fiscal years, Deloitte & Touche LLP billed Meritor and its subsidiaries the following fees for its services:

	Fiscal Year Ending September 30,
	2011	2010
Audit fees(a)	$5,110,000	$6,158,000
Audit-related fees(b)	70,000	210,000
Tax fees(c)	1,369,000	2,052,000
All other fees	-	-
TOTAL	$6,549,000	$8,420,000

____________________

(a)	Includes fees related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

(b)	Audit-related fees are principally comprised of fiscal year 2010 comfort letters to underwriters for debt and equity transactions and Exchange Act filings for fiscal year 2011.

(c)	Includes fees for tax consulting and compliance.

     Pursuant to its charter, the Audit Committee is responsible for selection, approving compensation and overseeing the independence, qualifications and performance of the independent accountants. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the independent accountants, the Audit Committee considers whether such services are consistent with the auditor’s independence; whether the independent accountants are likely to provide the most effective and efficient service based upon their familiarity with the Company; and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality.

     All of the audit-related, tax and other services provided by Deloitte in fiscal years 2010 and 2011 (described in the footnotes to the table above) and related fees were approved in advance by the Audit Committee.

PROPOSAL TO APPROVE THE SELECTION OF AUDITORS

     The Audit Committee of the Board of Directors of Meritor has selected the firm of Deloitte & Touche LLP as the auditors of the Company, subject to the approval of the shareowners. Deloitte & Touche LLP have acted as auditors for Meritor since the merger and acted as auditors for Meritor Automotive, Inc. since its creation in 1997.

     Before the Audit Committee appointed Deloitte & Touche LLP, it carefully considered the qualifications of that firm, including its performance for Meritor and its reputation for integrity and for competence in the fields of accounting and auditing. Representatives of Deloitte & Touche LLP are expected to attend the 2012 Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

     The Board of Directors recommends that you vote “FOR” the proposal to approve the selection of Deloitte & Touche LLP to act as auditors for Meritor, which is presented as item (4).

VOTE REQUIRED

     The presence, in person or by proxy, of the holders of at least a majority of the shares of Meritor Common Stock entitled to be cast on any matter to be acted on at the 2012 Annual Meeting is necessary to have a quorum. Once a share is represented with respect to any matter, it is deemed present for quorum purposes for the remainder of the meeting. Assuming a quorum is present, the vote required for approval of each proposal is as follows:

  Election of Directors —
  Plurality. Under Indiana law and our By-Laws, the three nominees who receive the greatest number of votes for election as Class III directors cast by the holders of Meritor Common Stock entitled to vote at the meeting will become directors at the conclusion of the tabulation of votes. A properly executed proxy marked “withhold” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated.

  Majority Vote Policy. Under the Company’s majority vote policy (as described above under the heading Corporate Governance at Meritor – Board Composition), any nominee for director who is elected but who receives a greater number of “withhold” votes than “for” votes in an uncontested election is required to tender his or her resignation after the certification of the shareowner vote. The Corporate Governance and Nominating Committee considers the matter and recommends to the Board what action should be taken. The Board is required to take action and publicly disclose the decision and its underlying rationale within 90 days of certification of the shareowner vote.
  Selection of Auditors — Under Indiana law and our By-Laws, more votes must be cast in favor of the proposal to approve the selection of auditors than are cast against it.

  Advisory Votes on Executive Compensation—The proposal relating to the advisory vote on executive compensation will be considered approved if the votes cast in favor of the proposal exceed those cast against the proposal. The proposal on the frequency of future advisory votes on executive compensation asks shareowners to express their preference on whether such vote should be every year, every two years or every three years. These proposals are advisory in nature, which means that they are not binding on the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation and when determining how often to conduct future advisory stockholder votes on executive compensation.

Abstentions and broker non-votes will have the following effects on the outcome of the proposals:

  Effect of Abstentions on Matters — Under Indiana law, an abstention from voting on a matter by a shareowner present in person or represented by proxy at the meeting will not be counted in the votes cast in the election of directors and in the proposal to approve the selection of auditors and will have no effect on the outcome of those matters. Abstentions also will not have any effect on the outcome on the proposal relating to the advisory vote on executive compensation and will have the same effect as not expressing a preference on the frequency of future advisory votes thereon.

  Effect of Broker Non-Votes on Matters — If your shares of Meritor Common Stock are held in "street name" and you do not give your broker voting instructions, your broker will only have discretion to vote your shares for the proposal to approve the selection of auditors. With respect to all other matters to be voted on at the 2012

Annual Meeting, the votes associated with shares held in "street name" for which you do not give your broker voting instructions will be considered "broker non-votes," which means your broker will not have discretion to vote your shares on those matters. Broker non-votes will have no effect on the outcome of the election of directors. Broker non-votes also will not have any effect on the outcome of the proposals relating to executive compensation and the frequency of future votes thereon.

OTHER MATTERS

     The Board of Directors does not know of any other matters that may be presented at the meeting. In the event of a vote on any matters other than those referred to in items (1), (2), (3) and (4) of the accompanying Notice of 2012 Annual Meeting of Shareowners, it is intended that properly given proxies will be voted on the additional matters in accordance with the judgment of the person or persons voting such proxies.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of Meritor equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent shareowners are required by SEC regulation to furnish us with copies of all Forms 3, 4 and 5 they file.

     Based solely on our review of the copies of such forms we have received and information and representations furnished by our officers and directors, we believe that all our officers, directors and greater than ten percent beneficial owners have filed with the SEC on a timely basis all required forms with respect to transactions in Meritor securities in fiscal year 2011.

ANNUAL REPORTS

     Our Annual Report to Shareowners, including the Annual Report on Form 10-K and financial statements, for the fiscal year ended September 30, 2011, was either made available electronically or mailed to shareowners with this proxy statement.

EXPENSES OF SOLICITATION

     Meritor will bear the cost of the solicitation of proxies. In addition to the use of the mails and use of a website to make proxy materials available electronically, proxies may be solicited personally, or by telephone, telegraph, telecopy, Internet or other means of communication by our directors, officers and employees without additional compensation and by the outside proxy solicitor of Meritor, Georgeson Inc. (“Georgeson”). Meritor will pay Georgeson a base fee of $9,000 plus reasonable out of pocket expenses. As usual, we will also reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses of resending proxy materials to principals and obtaining their proxies.

SHAREOWNER PROPOSALS FOR 2013 ANNUAL MEETING

     Under the rules and regulations of the SEC, shareowner proposals for the 2013 Annual Meeting of Shareowners must be received on or before August 11, 2012, at the Office of the Secretary at our headquarters, 2135 West Maple Road, Troy, Michigan 48084-7186, in order to be eligible for inclusion in our proxy materials. In addition, our By-Laws require a shareowner desiring to propose any matter for consideration at the 2013 Annual Meeting of Shareowners, other than through inclusion in our proxy materials, to notify our Secretary in writing at the above address on or after September 28, 2012 and on or before October 28, 2012.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

     We have established procedures for shareowners and other interested parties to communicate directly with non-management members of the Board of Directors on a confidential basis. You can contact the Board by mail at: Meritor Board of Directors, 330 East Maple Road, PMB 335, Birmingham, MI 48009. All communications made by this means will be received directly by the Chair of the Corporate Governance and Nominating Committee and will not be screened or reviewed by any Meritor personnel.

     If you have concerns involving internal controls, accounting or auditing, you can contact the Audit Committee directly, on a confidential basis, by mail at: Meritor Audit Committee, 330 East Maple Road, PMB 407, Birmingham, MI 48009. All communications made by these means will be received directly by the Chair of the Audit Committee and will not be screened or reviewed by any Meritor personnel.

FORWARD LOOKING STATEMENTS

     This proxy statement contains statements and estimates relating to future compensation of the Named Executive Officers that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual compensation may differ materially from that projected as a result of certain facts and uncertainties, including but not limited to timing of and reason for termination of employment; compensation levels and outstanding equity and incentive awards at the time of termination; and age and length of service at the time of termination; as well as other facts and uncertainties, including but not limited to those detailed herein and from time to time in other filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

December 9, 2011

If your Meritor shares are registered in your name and you plan to attend the Annual Meeting of Shareowners to be held in Troy, Michigan on January 26, 2012, please be sure to request an admittance card by:
  indicating your desire to attend the meeting when you grant your proxy via our Internet or telephone voting procedures; or

  marking the appropriate box on the proxy card and mailing the card using the enclosed envelope; or

  writing to us at the following address:

Meritor, Inc.
2135 West Maple Road
Troy, Michigan 48084
Attention: Secretary

If your shares are not registered in your own name and you would like to attend the meeting, please bring evidence of your Meritor share ownership with you to the meeting. You should be able to obtain evidence of your Meritor share ownership from the broker, trustee, bank or other nominee who holds your shares on your behalf.

MERITOR, INC. 2135 W. MAPLE RD. TROY, MI 48084
VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO REQUEST PAPER COPIES OF PROXY MATERIALS: If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before January 12, 2012 to facilitate timely delivery.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M39150-P17122	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MERITOR, INC.			For	Withhold	For All
			All	All	Except
The Board of Directors recommends that you vote FOR the following:
Vote on Directors			0	0	0
Proposal 1 -	The election of directors - nominees for a term expiring in 2015:
Nominees:
	01)	David W. Devonshire
	02)	Victoria B. Jackson Bridges
	03)	James E. Marley
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposals		For	Against	Abstain
The Board of Directors recommends you vote FOR the following proposal:

Proposal 2 - To approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement;		0	0	0

The Board of Directors recommends you vote 1 year on the following proposal:	1 Year	2 Years	3 Years	Abstain

Proposal 3 - To approve, on an advisory basis, the presentation to stockholders of an advisory vote on named executive officer compensation every one, two or three years;	0	0	0	0

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

Proposal 4 - Approval of the selection of Deloitte & Touche LLP as auditors of the Company.		0	0	0

Proposal 5 - To transact such other business as may properly come before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.			0

Please indicate if you plan to attend this meeting.	0	0

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MERITOR, INC.
ANNUAL MEETING OF SHAREOWNERS TO BE HELD ON JANUARY 26, 2012.

The Annual Meeting of Shareowners will be held on Thursday, January 26, 2012, at 9:00 a.m., at Meritor’s headquarters, 2135 West Maple Road, Troy, MI 48084.

Under new Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request printed copies. The items to be voted on are provided on the reverse side of this notice.

This communication presents only a brief overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M39151-P17122

MERITOR, INC.

PROXY CARD SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

DIRECTION CARD TO T. ROWE PRICE TRUST COMPANY, DIRECTED TRUSTEE

The undersigned hereby appoints Rhonda L. Brooks, Victoria B. Jackson Bridges and Charles G. McClure, Jr., jointly and severally, proxies, with full power of substitution, to vote shares of common stock of the Company owned of record by the undersigned and which the undersigned is entitled to vote, at the Annual Meeting of Shareowners to be held at Meritor's World Headquarters, 2135 West Maple Road, Troy, Michigan 48084, on January 26, 2012, or any adjournment thereof, as specified on the reverse side of this card, and to vote in accordance with their discretion on such other matters as may properly come before the meeting.

The undersigned also provides directions to T. Rowe Price Trust Company, Directed Trustee, to vote shares of common stock of the Company allocated, respectively, to accounts of the undersigned under the Meritor, Inc. Savings Plan and the Meritor, Inc. Employee Savings Plan, and which are entitled to be voted, at the aforesaid Annual Meeting or any adjournment thereof, as specified on the reverse side of this card.

Where a vote is not specified:
  The proxies will vote all such shares owned of record FOR the election of directors and FOR proposals (2), (3) "One Year" and (4) and will vote as they deem proper on such other matters as may properly come before the meeting, and

  T. Rowe Price Trust Company, as Directed Trustee, will vote all such shares allocated to the Meritor, Inc. Savings Plan and Employee Savings Plan accounts of the undersigned on proposals (1), (2), (3) and (4) in the same manner and proportion as shares for which voting instructions are received.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope